UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SolarEdge Technologies, Inc.

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solaredge

2023
Annual Meeting and Proxy Statement

April 21, 2023

To Our Stockholders

We are excited to invite you to attend the 2023 in-person Annual Meeting of Stockholders (the “Annual Meeting”) of SolarEdge Technologies, Inc. (the “Company”) at Gibson, Dunn & Crutcher LLP’s offices located at 200 Park Ave, New York, NY 10166 at 9 am eastern time on June 1, 2023. Beneficial owners should review their voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of and participate in the Annual Meeting.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

2022 Highlights

In 2022 we remained focused on supplying products for the growing demand for clean energy solutions and delivering long term value to our stockholders while continuing to invest in our solar and non-solar growth strategies. Below are some of the noteworthy accomplishments from the past year:

Record revenues of $3.11 billion, up 58% year over year from 2021
Record GAAP annual revenues from the solar segment of $2.92 billion, up 63% year over year from 2021
Record annual non-solar revenue of $188.5 million, up 7% year over year from 2021
Record shipments of more than 10.5 GW of products in 2022
SolarEdge Home batteries installed in 36 countries
Production output of inverters and optimizers continued to increase in 2022, with Mexico producing the vast majority of the U.S. residential products
Continued growth in the commercial segments, including expansion into new applications such as floating PV and offerings to corporations progressing their own ESG programs
Opening of our 2GWh battery cell manufacturing facility in South Korea to meet growing demand for battery storage
Launch of SolarEdge Home, our portfolio of home energy management products and solutions, in the United States and Europe

Commitment to Best Governance Practices - In response to stockholder feedback and as part of our ongoing commitment to best governance practices, our Board of Directors declared advisable, approved and is asking our stockholders to approve at this Annual Meeting, amendments to our certificate of incorporation to declassify the Board and remove supermajority voting provisions related to approval of bylaw- and certificate of incorporation-related amendments. This proposal is commensurate with companies of our size and stature and is responsive to stockholder input.

Continued Commitment to Sustainability - In 2022, we made significant progress in our Environmental, Social and Governance (ESG) practices and disclosure. We published our fourth annual sustainability report, in accordance with GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board). The report discloses our progress toward our 2025 sustainability targets. We have made strides in sustainable procurement, auditing the responsible practices of our major contract manufacturers and key raw material suppliers, and are implementing a supplier code of conduct for growing parts of our supply chain.

Promoting Gender Equality and Commitment to Transparency - We are making significant efforts to enhance gender equality and inclusiveness in our global workforce, and to overcome the existing challenges of gender inequality in the tech sector.

As a result of our efforts, there are now over 150 women among our dedicated managers, and we have established targets and plans to increase the percentage of women employees, women managers and women in R&D roles. We also published our Equal Employment Opportunity EEO-1 reports on our website under the “Corporate Governance” tab.

Your vote is important to us. Regardless of whether you plan to participate in the Annual Meeting in person, we hope you will vote as soon as possible to ensure that your shares are represented.

We look forward to speaking with you at the meeting.

Sincerely, Zvi Lando Chief Executive Officer and Member of the Board of Directors

SolarEdge Technologies, Inc.
1 HaMada Street

Herziliya, Israel

Notice Of Annual Meeting
Of Stockholders

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders of SolarEdge Technologies, Inc. (the “Company”) will be held at 200 Park Ave, New York, NY 10166 on June 1, 2023, at 9 am eastern time, for the following purposes:

To elect the two director nominees named in the Proxy Statement as Class II directors of the Company to hold office for a three-year term until the 2026 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.

To approve, on an advisory and non-binding basis, the compensation of our named executive officers (commonly referred to as a “Say-on-Pay” vote).

To vote, on an advisory and non-binding basis, on the preferred frequency of future stockholder advisory votes to approve the compensation of our named executive officers (commonly referred to as a “Say-on- Frequency” vote).

To approve an amendment to the Company's certificate of incorporation to declassify the Board and phase-in annual director elections.

To approve an amendment to the Company's certificate of incorporation to remove the supermajority voting requirements to amend certain provisions of the Company’s certificate of incorporation and bylaws.

To approve an amendment to the Company's certificate of incorporation to add a federal forum selection provision for causes of action under the Securities Act of 1933.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 3, 2023, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

As part of our desire to operate more sustainably, we are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of our Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2022 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. By employing this distribution process, we strive to conserve natural resources and reduce the resources involved in printing and distributing our proxy materials.

E-Delivery

In addition, the Notice provides information regarding how you may request to receive proxy materials electronically by email on an ongoing basis. The Company will make a $1.00 charitable contribution to Conservation International on behalf of each stockholder who signs up for electronic delivery. Last year, we donated $1,000 on behalf of stockholders that elected to go paperless. We hope to exceed this contribution this year. For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested.

Stockholders of record may vote in advance of the Annual Meeting by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or Notice.

Beneficial owners should review these proxy materials and their voting instruction card or notice for how to vote in advance of and participate in the Annual Meeting. For 10 days before the meeting, the list of stockholders entitled to vote at the Annual Meeting shall be available for examination by stockholders at the principal place of business of the Company at 1 Hamada St., Herzliya, Israel.

The Notice and the proxy materials are being made available to our stockholders on or about April 21, 2023.

Whether or not you expect to attend the meeting, we hope you will vote as soon as possible so that your shares may be represented at the meeting.

By Order of the Board of Directors Rachel Prishkolnik Vice President General Counsel & Corporate Secretary 1 HaMada Street Herziliya Pituach, Israel April 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2023: This Notice of Annual Meeting, this Proxy Statement and our 2022 Annual Report are available on the Internet at www.proxyvote.com.

Proxy Executive Summary

This summary highlights information contained elsewhere in this proxy statement.

This summary does not contain all of the information that you should consider. You should read the entire proxy statement and SolarEdge’s 2022 Annual Report on Form 10-K before voting.

Meeting Agenda and Voting Recommendations

Item	Proposal	Board Voting Recommendation	Page Reference
1	Election of each of the two director nominees named in the Proxy Statement as Class II directors: 1. Marcel Gani 2. Tal Payne	For Each Nominee	page 12
2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023	For	page 35
3	Approval of, on an advisory and non-binding basis, the compensation of our named executive officers (the “Say-on-Pay vote”).	For	page 36
4	Vote, on an advisory and non-binding basis, on the preferred frequency of future stockholder advisory votes to approve the compensation of our named executive officers (the “Say-on- Frequency“ vote).	Every Year	page 37
5	Approval of an amendment to the Company’s certificate of incorporation to declassify the Board and phase-in annual director elections.	For	page 38
6	Approval of an amendment to the Company’s certificate of incorporation to remove the supermajority voting requirements to amend certain provisions of the Company’s certificate of incorporation and bylaws.	For	page 40
7	Approval of an amendment to the Company’s certificate of incorporation to add a federal forum selection provision for causes of action under the Securities Act of 1933.	For	page 42

Our Company

SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, electric vehicle powertrains, and grid services solutions.

Financial Highlights and Link to Pay Decisions

*Please see Appendix A to this proxy statement for a reconciliation of non-GAAP measures to the nearest GAAP measure.

In 2022, the Company achieved record revenues overall and from our solar segment, as well as record operating and net income on a GAAP basis, while continuing to invest in its short and long-term growth strategies. The Company experienced healthy demand for our solar products in 2022 which we attribute to the positive reception of our existing and new product portfolio in parallel to market growth in many regions in which we are present.

How Our Compensation Program Supports Our Business Strategy

Our executive compensation program is designed to align stockholders’ interests with the Company’s performance, retain and incentivize our senior executives, drive long-term business goals and encourage responsible risk-taking. These goals are achieved by linking individual pay with the Company’s overall performance on financial and Company-wide goals as well as personal goals of our executive officers. All senior executives have a large portion of compensation that is variable and covers annual and multi-year performance periods. Long-term incentive awards are designed to align executives with the Company’s long-term performance. In 2022, based on investor feedback the Company changed the mix of equity compensation granted to its executives in order to more closely tie executive compensation to performance. The Compensation Committee therefore determined to remove stock options from the Company’s long- term incentive program. As such, in 2022, for all of the Company’s Named Executive Officers (the “NEOs”) the long-term award mix was comprised 50% of Performance Based Units (or “PSUs”) and 50% of Restricted Stock Units (or “RSUs”).

Corporate Governance Highlights

Board and Committee Practices

This year the Board is seeking approval of (i) declassification of the Board and phasing in of annual director elections, starting with our next Annual Meeting of Stockholders, and (ii) removal of supermajority voting provisions in the Company’s governing documents, effective at this Annual Meeting.

6/7 directors (85.7%) are independent
2/7 of our Board members are women
Balanced Board composition of tenure, diversity and skill
Annual Board and committee self-evaluations
Limits on the number of boards on which our directors may serve, with no director permitted to serve on more than five public boards
Independent Chairperson, separate from CEO
Corporate Governance Committee oversight of sustainability and other governance matters
Compensation Committee oversight of human capital management strategies and policies

Accountability and Other Governance Practices

Clawback policy adopted in 2021 (which will be updated, as needed, before Nasdaq’s new clawback rules are in effect)
Prohibition on hedging and pledging transactions by all employees and directors
Stock ownership and share retention policy for Board members and executive officers
Annual stockholder advisory vote on executive compensation (“Say-on-Pay”)
Comprehensive Code of Conduct and other corporate policies broadly adopted throughout the Company
Responsive, active and ongoing stockholder engagement
Annual disclosure of EEO-1 data on our website and ESG reporting aligned with SASB and GRI frameworks

Stockholder Rights

Comprehensive stockholder outreach program
No stockholder rights plan
No dual class share structure
Each stockholder is entitled to one vote per share

Board oversight of incentive structure for executives

Our Compensation Committee annually reviews and approves incentive structure, targets, and objectives in alignment with the Company’s business strategy
Financial and specific performance-based incentive targets are set by our Compensation Committee to reward financial and operational performance that advances the Company’s short- and long-term strategic goals
Integrated ESG-related performance goals into the overall 2022 Company performance goals that are relevant for our senior executives

Table of Contents	SolarEdge Technologies, Inc. Proxy Statement For the Annual Meeting of Stockholders To Be Held on June 1, 2023

Proposal No. 7- Amendment of the Company's Certificate of Incorporation to Add a Federal Forum Selection Provision for Causes of Action Under the Securities Act Of 1933	42

Security Ownership of Certain Beneficial Owners and Management	44

Compensation Discussion and Analysis	48

Compensation Committee Report	60

Summary Compensation Table	61

Executive Compensation Table Narrative	63

Outstanding Equity Awards at December 31, 2022	64

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control	65

Transactions with Related Persons	70

Report of the Audit Committee	71

The Meeting	72

Voting Rights, Quorum and Required Vote	72

Notice of Internet Availability of Proxy Materials	74

Voting Your Shares	74

Expenses of Solicitation	75

Revocability of Proxies	75

Delivery of Documents to Stockholders Sharing an Address	75

Stockholder Proposals	75

Where you can find more information	76

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our social, environmental and other sustainability plans and goals, made in this document are forward-looking. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, and notwithstanding any historical practice of doing so, except as may be required by law. In addition, our environmental, social, and governance goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proposal No. 1

Election Of Directors

The Company’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve for a three-year term from the time of their election until the third annual meeting of stockholders following their election and until the successor is duly elected and qualified or, if earlier, until the director’s death, resignation, retirement, disqualification or removal. Class I directors consist of Betsy Atkins and Dirk Hoke; Class II directors consist of Tal Payne and Marcel Gani; and Class III directors consist of Nadav Zafrir, Zvi Lando and Avery More.

The Class II directors standing for reelection at this Annual Meeting are Ms. Tal Payne and Mr. Marcel Gani. The Class III and Class I directors will stand for reelection or election, as applicable, at the 2024 and 2025 annual meetings of stockholders, respectively. At this Annual Meeting, we are seeking stockholder approval to declassify our board of directors and phase-in annual election of all of our directors, such that if Proposal No. 5 is approved by our stockholders, we will begin phasing in annual elections starting with the 2024 Annual Meeting of Stockholders, and all of our directors will be standing for annual elections starting with the 2026 Annual Meeting of Stockholders, as described under “Proposal No. 5” below.

Of the nominees for election to Class II, both Ms. Payne and Mr. Gani are currently directors of the Company with Ms. Payne serving as a member of the Audit Committee, and Mr. Gani serving as Chairperson of the Audit Committee. If elected at the Annual Meeting, each of the nominees for election to Class II would serve for a three-year term until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled on a later date by the Board, or the Board may reduce the size of the Board of Directors.

For each of the director nominees and continuing directors the following pages contain certain biographical information including a description of their professional background, primary qualifications, attributes and skills, as well as the Board committees the directors serve on.

Vote Required

The director nominees will be elected if the number of votes cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election. Abstentions and “broker non-votes” will have no effect on Proposal No. 1.

Nominees for reelection, as Class II Directors

Marcel Gani	Committees: Audit Committee Chairperson Other Current Public Boards: None
Director Since: 2015 Age: 70

Mr. Gani has served as a member of our Board of Directors since 2015.

From 2005 to 2009, Mr. Gani lectured at Santa Clara University, where he taught classes on accounting and finance. In 1997, Mr. Gani joined Juniper Networks, Inc. where he served as chief financial officer and executive vice president from December 1997 to December 2004, and as chief of staff from January 2005 to March 2006. Prior to joining Juniper, Mr. Gani served as Chief Financial Officer at various companies, including NVIDIA Corporation, Grand Junction Networks, Primary Access Corporation and Next Computers. Mr. Gani served as corporate controller at Cypress Semiconductor from 1991 to 1992. Prior to joining Cypress Semiconductor, Mr. Gani worked at Intel Corporation from 1978 to 1991. Mr. Gani holds a B.A. in Applied Mathematics from Ecole Polytechnique Federal and an M.B.A. from University of Michigan, Ann Arbor. Mr. Gani brings valuable financial and business experience to our Board through his years of experience as a chief financial officer with public companies and past experience as a director of other public companies.

Tal Payne	Committees: Audit Committee Member Other Current Public Boards: ironSource
Director Since: 2015 Age: 51

Ms. Payne has served as a member of our Board of Directors since 2015.

Tal Payne brings over 15 years of financial management experience, serving as Chief Financial Officer in Check Point Software Technologies Ltd. (“Check Point”), a leading provider of cyber security solutions to governments and corporate enterprises globally, since joining the company in 2008 and as Chief Financial and Operations Officer since 2015. Ms. Payne oversees Check Point’s global operations and finance, including investor relations, legal, treasury, purchasing and facilities. Ms. Payne has taken a six-month sabbatical as of November 2022 and her position at Check Point is being filled by an interim CFO. Prior to joining Check Point, Ms. Payne served as Chief Financial Officer at Gilat Satellite Networks Ltd., where she held the role of Vice President of Finance for over five years. Ms. Payne began her career as a CPA in public accounting at Pricewaterhouse Coopers. Ms. Payne holds a B.A. in Economics and Accounting and an Executive M.B.A., both from Tel Aviv University. Ms. Payne is a certified public accountant. Ms. Payne brings valuable financial and business experience to our Board through her years of experience as a chief financial officer with publicly traded companies. Ms. Payne currently also serves on the board of IronSource.

The Board of Directors recommends a vote FOR the election of each of the two Class II director nominees.

Continuing Directors

Nadav Zafrir	Committees: Compensation Committee Member Nominating and Corporate Governance Committee Member Technology Committee Member Other Current Public Boards: None

Director Since: 2019 Age: 52

Mr. Zafrir joined our Board of Directors in 2019 and serves as the Chairperson.

Bringing thirty years of experience in management, leadership, and technology innovation, Mr. Zafrir has been the co-founder and Managing Partner of Team8, a global venture group that builds and backs technology companies at the intersection of artificial intelligence, cybersecurity, data, fin-tech, enterprise software, and infrastructure since 2014. Prior to founding Team8, he served as Commander of Unit 8200, Israel’s elite military technology unit, where he established the Israel Defense Forces Cyber Command. He holds an LLB from the Interdisciplinary Center Herzliya (IDC) and an Executive MBA from the Kellogg - Recanati program of the Kellogg Graduate School of Business at Northwestern University in Chicago and the Recanati School of Business at Tel Aviv University. Mr. Zafrir’s technological expertise and former work experience with some of our senior management provides our board and the management team with helpful and valuable contribution insights into the business and technology development discussions which further strengthens our executive management.

Avery More	Committees: Compensation Committee Chairperson Technology Committee Chairperson Audit Committee Member Other Current Public Boards: None

Director Since: 2006 Age: 68

Mr. More has served as a member of our Board of Directors since 2006.

Mr. More was the sole seed investor in the Company through his fund, ORR Partners., and participated in all successive rounds. Mr. More continues to invest in technology companies, with ORR Partners and More Family Investments entities. Previously, Mr. More was the president and chief executive officer of CompuCom Systems Inc. from 1989 to 1993. Mr. More currently serves on the board of directors of several private companies, BuzzStream, AppDome, and HolistiCyber Ltd. Mr. More’s historical knowledge of our company and his experience as a director of other technology companies provides a valuable perspective to our Board.

Betsy Atkins

Committees:   Nominating and Corporate Governance Committee Chairperson

Technology Committee Member

Compensation Committee Member

Other Current Public Boards: Wynn Resorts Ltd. SL Green Realty Corp., and Enovix Corp.

Director Since: 2021 Age: 69

Mrs. Atkins has served as the CEO of Baja Corporation, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994. She has previously served as CEO and Chairperson of SaaS company Clear Standards, Inc., an energy management and sustainability software company, a position she held between February and August 2009. She also served as CEO of Key Supercomputer, focused on seismic analytics, applying AI machine learning technology to pinpoint reserves using predictive and prescriptive analytics, between 2008 and 2010 and as CEO of NCI, Inc., a food manufacturer creating Nutraceutical and Functional Food products. In addition, Ms. Atkins is a highly acclaimed public company Board Director and author. Ms. Atkins has served on some of the world’s most visible global public company boards. For 20 years, she has worked behind the scenes at companies like Schneider, Lucent, Vonage, SunPower Corp, Paychex and Nasdaq Inc. Ms. Atkins started her business career as an entrepreneur co-founding several successful high tech, energy and consumer companies including Ascend Communications. Ms. Atkins is an effective operational leader, having served as CEO three times and she has a strong global and operational perspective encompassing the full range of experience from growth to restructuring and is a recognized ESG and Governance thought leader. Her corporate board experience covers industries including Technology, Energy Management, Solar, Industrial Automation, Manufacturing, Automotive, and Logistics. Ms. Atkins brings the knowledge of leveraging next gen digital technologies, is an innovative entrepreneur for tech enablement for the future of work for manufacturing 4.0 initiatives (i.e., applying industrial Internet of Things, or IIoT, for preventative maintenance in the Industrial, Automotive, and Aerospace sectors). Ms. Atkins has a global, broad perspective on energy from her role as Lead Director at SunPower Corporation, the renewable solar company, and Schneider Electric, SA, the energy efficiency infrastructure monitoring and industrial automation process control company, where she served from 2005 to 2012 and 2011 to 2019, respectively. She also served on the boards of Covetrus, Inc. and its predecessor, Vets First Choice, a pharmaceutical company, from February 2016 until September 2019, Cognizant Technology Solutions Corporation, an information technology services company, from April 2017 to October 2018 and HD Supply, Inc., an industrial distributor, from September 2013 to April 2018. Her areas of experience include Artificial Intelligence, Seismic Analytics, Internet of Things (IoT), using technology to digitize processes driving accuracy and productivity, Cyber Security, Mobile and SaaS. Ms. Atkins currently serves on the public boards of Wynn Resorts, Limited, SL Green Realty Corp and Enovix Corporation. Ms. Atkins holds a degree in liberal arts from the University of Massachusetts, Magna Cum Laude.

Dirk Carsten Hoke	Committees: Nominating and Corporate Governance Committee Member Other Current Public Boards: Spire Global, Inc.
Director Since: 2022 Age: 54

Mr. Hoke has a career that spans almost 30 years and five continents in various industries. Since 2022 Mr. Hoke has served as the Chief Executive Officer of Volocopter, a pioneer of the Urban Air Mobility (UAM), launching first commercial operation in 2024. Prior to this role, Mr. Hoke served from 2016 until 2021 as the Chief Executive Officer of Airbus Defence and Space, a provider of defense, space, and security systems and also served as a member of Airbus’ Global Executive Committee. Prior to that, he held various executive positions at Siemens, including General Manager for the Transrapid Propulsion and Power Supply Subdivision, President of Siemens Transportation Systems China, Chief Executive Officer of Siemens Africa, Chief Executive Officer Industrial Solutions, Chief Executive Officer Customer Services and Chief Executive Officer Large Drives.

Mr. Hoke resides in Germany and serves on the Board of Advisors of Voyager Space and on the Board of Directors of Spire Global.

He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum. Mr. Hoke brings valuable business experience to our Board through his years of experience as a chief executive officer with technology companies and experience as a director of other public companies.

Zvi Lando	Other Current Public Boards: None

Director Since: 2020 Age: 58

Mr. Lando joined SolarEdge in 2009 as our Vice President, Global Sales.

We announced the appointment of Mr. Lando as our Acting Chief Executive Officer in August 2019 and as a director of our Board of Directors and permanent CEO on February 9, 2020. Mr. Lando had previously spent 16 years at Applied Materials, a materials engineering company focused on the semiconductor, flat panel display and solar photovoltaic industries based in Santa Clara, California, where he held several positions, including process engineer for metal deposition and chemical vapor deposition systems, business manager for the Process Diagnostic and Control Group.His last position at Applied Materials was Vice President and General Manager of Baccini Cell Systems Division of the Solar Business Group, which he held from January 2008 to March 2009. Mr. Lando holds a B.S. in Chemical Engineering from the Technion, Israel’s Institute of Technology in Haifa, and is the author of several publications in the field of chemical disposition. Mr. Lando’s historical knowledge of our company and his experience at other technology companies provides a valuable perspective to our Board.

Director Skills Experience and

Background

The Nominating and Corporate Governance Committee and the Board have identified particular qualifications, attributes, skills and experiences that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities:

Leadership and Executive Experience in Public Companies - We believe that directors who have significant practical experience, demonstrated business acumen and leadership, and high levels of accomplishment will possess the ability to exercise sound business judgment and to provide insight and practical wisdom to help us analyze, shape, and oversee the execution of important operational and policy issues while understanding the legal and regulatory demands required from a public company.

Extensive Knowledge of the Company’s Business - We design and manufacture both hardware and software technological solutions for the smart energy market while constantly developing and growing our business. Our director’s commitment to understanding the Company and its business, industry, and strategic objectives is significant for their contribution to our strategic planning and business discussions.

High Level of Financial Expertise - Accurate financial reporting, robust auditing and familiarity with new accounting principles and practices are important for us as a publicly traded company. We, therefore, seek to have a number of directors who qualify as Audit Committee financial experts. We further expect all of our directors to be financially knowledgeable in order to understand and advise on our financial reporting, internal control, and investment activities.

Broad International Exposure - We currently have a presence in 36 countries around the world. Our products have been installed in 133 countries around the world. Due to the global nature of our business, we deem it critical for our directors to be able to provide valuable business and cultural perspective on our international operations.

Innovation and Technology - Our products reflect a focus on innovation, and we are continuously searching to improve and enhance the capabilities of our technology departments. It is important for us to have directors who share the desire for technological innovation, who have themselves led technology companies and who want to be a part of leading the path for continuous innovation in the area of smart energy. In light of the importance of protection of infrastructure from security threats including cyber, we look to our board members for their experience in this area.

Independence - For non-employee directors, it is important that our directors are independent under Nasdaq listing standards and other applicable rules and regulations.

Corporate Governance and ESG - Our core business is inherently focused on products that are aimed to help mitigate climate change by making solar power more efficient and enhance our positive impact on the environment and society. We believe that experience in ESG matters by our directors is helpful to address the ESG needs of the Company and our customers as well as ESG matters as they concern and are aligned with the interests of our stockholders.

The table below summarizes the specific skills and attributes most valued by the Nominating and Corporate Governance Committee and the Board in connection with annual assessment and/or appointment decision-making for each director or nominee listed below. Therefore, the absence of a particular skill for a director does not necessarily mean the director does not possess that attribute.

Skills and Expertise*

	Leadership and Executive Experience	Knowledge of the Company’s Business	Financial Expertise	Broad International Exposure	Innovation and Technology	Indepen- dence	Corporate Governance & ESG Experience	Tenure
Nadav Zafrir	●	●		●	●	●		4 years
Zivi Lando	●	●		●	●			4 years
Marcel Gani	●	●	●	●		●		8 years
Avery More	●	●		●	●	●	●	15 years*
Tal Payne	●	●	●	●		●		8 years
Betsy Atkins	●	●		●	●	●	●	2 years
Dirk Hoke	●	●		●	●	●		1 year
Board Composition (%)								Average Tenure: 5.9

*SolarEdge has been public since 2015. The Board weighed the potential impact of tenure on the independence of our longest-serving director, Mr. More and determined that Mr. More’s independence from management has not been diminished by his years of service.

Board Diversity Matrix (as of April 21, 2023)

Total number of Directors	7
Gender Identity	Female	Male	Non-Binary	Did Not Disclose
Directors	2	4	0	1
Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Native Hawaiian or Pacific Islander
Hispanic or Latinx
White	2	4
Two or more Races or Ethnicities		1
LGBTQ+
Did not disclose demographic background				1

Directors who identify as non- American:	3
Directors who identify as Middle Eastern:	5

Board Diversity and Refreshment

The Board conducts regular renewal and refreshment assessment. As part of such assessment, our corporate governance guidelines include a formal policy whereby the Nominating & Governance Committee continuously and actively seeks candidates who are of diverse geographic, age, race, gender, ethnic and professional backgrounds with an emphasis on women, and who can contribute to our board in a meaningful way. The Nominating & Governance Committee regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.

The Board evaluates its diversity of occupational and personal backgrounds and viewpoints as part of its annual re-nomination process. Each of our director nominees has achieved a high level of success in his or her career, including extensive experience in technology companies and venture capital firms, as well as historical knowledge of the Company for those who have served several years on our Board. Based on their experiences, each has been directly involved in the challenges related to setting the strategic direction and managing the financial performance, personnel, and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. The Nominating and Corporate Governance Committee consults with other members of the Board and management in identifying and evaluating candidates for directorship.

Additionally, the Board believes that diversity with respect to tenure is important in order to provide the Company with balanced views and insights from Board members who have a deep acquaintance with the Company’s history as well as a fresh perspective from new Board members.

Directors and Corporate Governance

Board Independence

Under the listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence. The principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees are subject to additional heightened independence criteria applicable to directors serving on these committees. Our Board of Directors undertakes a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees) on an annual basis. Based upon information requested from, and provided by, each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Gani, More, Hoke and Zafrir and Mses. Atkins and Payne are “independent” under Nasdaq rules. In addition, our Board of Directors has determined that Messrs. Cheifetz and Inbar, who served as directors until April 2022, were independent during the time they served as directors.

When evaluating the independence of director nominees, the Board weighs numerous factors, including tenure. Directors with more than 12 years of service are subject to specific considerations to ensure an undiminished level of independence. In particular, the Board weighed the potential impact of tenure on the independence of our longest-serving director, Mr. More. Mr. More provides valuable perspectives and expertise on matters of significance to the Company and is a respected leader in the Board room. The Board concluded that Mr. More is a valued director who fulfils his responsibilities with independent-minded oversight. Mr. More appropriately challenges management, and is reasoned, balanced, and thoughtful in Board deliberations and in communications with management. The Board determined that Mr. More’s independence from management has not been diminished by his years of service.

As described in our Corporate Governance Guidelines, the independent directors meet in executive sessions without management present at every regular Board meeting to promote open discussion among independent directors.

Leadership Structure and succession planning

In 2019, we separated the roles of Board Chairperson and CEO. In August 2019, Mr. Zafrir became the Chairperson of our Board of Directors. On February 19, 2020, Mr. Lando assumed the role as the Company’s CEO on a permanent basis and was appointed to serve as a member of the Board of Directors. Mr. Lando was identified by the Company as the best candidate to lead the continued growth and innovative spirit of our Company, along with the support and guidance of Mr. Zafrir as independent Chairperson and all of the other independent Board members.

The Board believes that its current leadership structure serves well the objectives of the Board’s independent oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders, and the Company’s overall corporate governance.

The Board also believes that the current separation of the Chairperson and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and enables him to leverage the experience and perspectives of the Chairperson of the Board and the other experienced Board members. The Board and the Nominating and Corporate Governance Committee periodically review the leadership structure and refreshment of the board so as to ensure continued contribution by the board to management and to new and creative thought processes.

Principles of Corporate Governance

The Company is committed to robust corporate governance, ethical conduct, sustainability and accountability of our senior executives and board members. Our Principles of Corporate Governance are available under “Corporate Governance” on our website.

Board Meetings

During 2022, the Board of Directors held six meetings. Each director attended 100% of the meetings of the Board of Directors held during the period such director served and each of our directors attended at least 75% of the aggregate of the total number of the meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process both directly and through its committees, the Audit Committee and the Technology Committee. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board continuously reviews the Company’s progress against its annual strategic plans and determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/ compliance, operational/strategic, health and safety, cyber security, ESG matters, human capital management and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including material acquisitions and financial matters. Other risks assessed by the Board of Directors or one of its designated committees arise out of the audit performed by the Company’s internal audit team. The Company’s internal auditor performs a risk assessment and based on these results, established a strategy for audits. The results of these audits are reported to the Audit Committee and often times, when business risks are identified, the Board of Directors or a designated committee continues to receive follow up on the matters at hand.

ESG Strategy and Oversight

As part of the Board’s risk oversight, the Board receives quarterly reports on key ESG matters and progress of the Company’s attainment of its ESG goals. The Board has delegated the overall oversight for the Company’s sustainability performance, disclosure, strategies, goals and objectives as well as monitoring evolving sustainability risks and opportunities to the Company’s Nominating and Corporate Governance Committee. The Board has delegated the overall oversight for the Company’s human capital management, including with respect to matters such as diversity and inclusion to the Compensation Committee.

In 2021, the Board formally expanded the charter of the Nominating and Corporate Governance Committee to reflect its responsibility over the Company’s sustainability matters, and the Compensation Committee’s charter was expanded to include its responsibility over human capital management.

Oversight of Cybersecurity and Data Privacy Risks

Cyber security risk is an area of increasing focus for our Board, particularly as more and more of our operations rely on digital technologies. To mitigate this risk, the Company appointed a Chief Information Security Officer (CISO), who previously served as the CISO of the Israel National Cyber Directorate. The Company introduces new technology and processes on an ongoing basis with the intention of reducing cyber security risks and aligning with the National Institute of Standards and Technology Cyber-security Framework for risk management. In addition, our Chairperson of the Board is a leading global expert on cyber security (see his full bio on page17) and is involved in overseeing the Company’s cyber risk mitigation activities. The Company has not experienced any material information security breaches in the past three years and minor issues have been reported to our Audit Committee. Our management team provides regular updates to each of the Audit Committee and the full Board regarding our cyber security activities and other developments impacting our digital security.

Additionally, extensive efforts have been undertaken by the Company to advance cybersecurity of our products, solutions, platforms, and data. The Company employs a Responsible Disclosure Policy, which includes a Bug Bounty Program designed to help identify and fix any potential flaws in the company’s services or products. The Bug Bounty Program encourages cyber experts to communicate to SolarEdge any cyber security vulnerabilities they have uncovered and provide the Company with the opportunity to address such vulnerabilities before going public, in accordance with the terms of the program.

Risk Oversight

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on the adequacy and effectiveness of the Company’s internal controls. In 2019, the Company appointed a Senior Director of Risk Management and Internal Audit and in 2021 further expanded its internal audit team in order to support audit continuity by a function that is deeply acquainted with the Company. The Audit Committee receives regular reports from the Company’s Senior Director of Risk Management and Internal Audit on the Company’s internal system of audit and financial controls, enterprise risk information, and the periodic report of internal audit activities. The annual internal audit work plan is created based on a comprehensive risk assessment survey and is approved by the Audit Committee. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to its officers and other employees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Board of Directors has established an Audit Committee, which operates under a written charter that is available on the investor relations page of the SolarEdge website. The Audit Committee’s responsibilities include, but are not limited to:

Defining and emphasizing Management's and the board’s commitment to an environment that supports integrity in the financial reporting process;

Appointing, compensating, retaining, evaluating, terminating and overseeing our outside auditor;

At least annually, oversees processes for monitoring the outside auditor’s independence;

Overseeing implementation of new accounting standards by having the outside auditor report on a quarterly basis on accounting standards that could impact the Company’s business;

Reviewing with our outside auditor the matters required to be reviewed by applicable auditing requirements;

Communicating with the outside auditor on matters related to the conduct of the audit and on critical audit matters expected to be described in the outside auditor’s report;

Approving in advance all audit and permissible non-audit services to be performed by our outside auditor;

Meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the company and the outside auditor’s reports related to the financial statements;

Receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the company’s disclosure controls and procedures;

Establishing and overseeing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters;

Overseeing and participating in the resolution of internal control issues, where identified, by meeting with the Company’s internal auditor on a quarterly basis and receiving reports of all internal audits preformed and implementation of recommendations by the internal auditor;

Assessing the Company’s risk management survey and the underlying internal audit plan;

Establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions;

Overseeing the preparation of the report of the audit committee that SEC rules require to be included in our annual proxy statement; and

Reviewing and understanding non-GAAP measures, and related company policies and disclosure controls.

Our Audit Committee, which met six times in the year ended December 31, 2022, consists of Marcel Gani, Tal Payne, and Avery More (who joined on April 12, 2022), with Marcel Gani serving as chairperson. Doron Inbar served on the Audit Committee until April 19, 2022. Our Audit Committee has set meetings six times a year- four meetings are dedicated to the review of our financial results / statements, and another two at minimum are dedicated to review of internal audits performed and follow up on risks assessed including a discussion of how they are being managed. Other matters are added to the agenda or additional meetings are scheduled on an as needed basis.

The composition of our Audit Committee complies with the applicable requirements of the SEC and the listing requirements of Nasdaq. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under the Nasdaq rules and SEC rules. Our Board of Directors has determined that Marcel Gani and Tal Payne each qualify as an “Audit Committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which operates under a written charter that is available on the investor relations page of the SolarEdge website. The Compensation Committee’s responsibilities include, but are not limited to:

Overseeing our overall compensation philosophy, policies, and programs;

Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, approving grants of equity awards to the chief executive officer and recommending to the independent directors the chief executive officer’s compensation level based on this evaluation;

Overseeing the evaluation of other executive officers and approving equity awards to these officers, and setting their compensation based upon the recommendation of the chief executive officer;

Reviewing and approving the design of other benefit plans pertaining to executive officers;

Reviewing and approving employment agreements and other similar arrangements between us and our executive officers; Overseeing preparation of the report of the compensation committee to the extent required by SEC rules to be included in our annual meeting proxy statement; and

Overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion.

Our Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Compensation Committee, as it determines appropriate. Our Compensation Committee, which met three times during the year ended December 31, 2022, consists of Avery More, Nadav Zafrir, and Betsy Atkins, with Avery More serving as chairperson. Doron Inbar served on the Compensation Committee until April 19, 2022. The composition of our Compensation Committee meets the requirements for independence under the applicable rules and regulations of the SEC and the Nasdaq Global Select Market. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2022, our Compensation Committee consisted of Avery More, Doron Inbar (until April 19, 2022), Betsy Atkins (as of April 19, 2022) and Nadav Zafrir. None of the members of our Compensation Committee is, or was during the year ended December 31, 2022, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which operates under a written charter that is available on that is available on the investor relations page of the SolarEdge website. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

Developing and recommending to the board criteria for identifying and evaluating director candidates and periodically reviewing these criteria;

Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

Assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the board;

Developing and recommending to our board of directors a set of corporate governance guidelines and principles; Establishing procedures for the consideration of board candidates recommended by the company’s stockholders;

Recommending to the board candidates to be elected by the board to fill vacancies and newly created directorships and candidates for election or reelection at each annual stockholders’ meeting;

Periodically reviewing the board’s leadership structure, size, composition, and functioning; Overseeing succession planning for positions held by executive offices;

Overseeing the evaluation of the board and its committees;

Annually reviewing the compensation of directors for service on the board and its committees and recommend changes in compensation to the board, as appropriate; and

Overseeing and making recommendations to the board regarding sustainability matters.

Our Nominating and Corporate Governance Committee, which met four times during the year ended December 31, 2022, consists of Betsy Atkins, Nadav Zafrir, and Dirk Hoke (who joined on April 19, 2022), with Betsy Atkins serving as chairperson. Jonathan Cheifetz served on the Nominating and Corporate Governance Committee until April 19, 2022. The composition of our nominating and corporate governance committee meets the requirements for independence under the applicable rules of the Nasdaq Global Select Market.

Technology Committee

In the second half of 2021 our Board of Directors established a Technology Committee, which operates under a written charter that is available on the investor relations page of the SolarEdge website. The Technology Committee’s main responsibilities include, but are not limited to:

Overseeing the Company’s technology related strategies, processes, and programs;

Reviewing periodically plans, strategy and implementation of new technology, product, manufacturing plans and quality and reliability plans;

Reviewing benefits, risks and potential risk mitigation measures associated with proposed technology advancement programs;

Reviewing the status of ongoing and proposed technology development with an emphasis on results measured against goals set from time to time; and

Reviewing actions and risks associated with any current shortfalls in product performance, quality, or reliability and manufacturing methods including any product security;

Our Technology Committee, which met twice during the year ended December 31, 2022, consists of Betsy Atkins, Nadav Zafrir and Avery More, with Mr. More serving as chairperson.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described above. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary at 1 Hamada Street, Herziliya Pituach, Israel, 4673335.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Director Compensation

Each of our non-employee directors is eligible to receive compensation for their service on our Board of Directors consisting of annual cash retainers and equity awards. For 2022, our Compensation Committee received a report from its independent compensation consultant, FW Cook, which included recommendations for slight modifications to the compensation of our directors in order to better align with the director compensation of our Peer Group. The Compensation Committee considered the independent consultant’s recommendations and revised the non-employee directors’ compensation program as follows for 2022: for each Board member, the annual equity award was increased by $15,000 from $170,000 to $185,000 and the supplemental Board Chair cash retainer was increased by $10,000 from $75,000 to $85,000. In addition, the Compensation Committee and Nominating and Corporate Governance Committee member retainers increased by $2,500 (to $10,000 and $7,500 respectively). The table below reflects the cash compensation of our directors in effect in 2022, which was paid in quarterly or semi-annual installments. Directors serving as chairs of committees do not receive additional compensation for serving as general members of the committees they chair.

Position	Annual Retainer Effective January 1, 2022 ($)
Chairperson of the Board*	85,000
Board Member	70,000
Audit Committee Chair	32,500
Compensation Committee Chair	22,500
Nominating and Corporate Governance Committee Chair	15,000
Technology Committee Chair	15,000
Audit Committee Non-Chair Member	12,500
Compensation Committee Non-Chair Member	10,000
Nominating and Corporate Governance Committee Non-Chair Member	7,500
Technology Committee Non-Chair Member	7,500

The equity award program for our non-employee directors in 2022 consisted of:

(i) an initial equity award in the form of restricted stock units, granted upon the individual’s initial appointment to our Board of Directors, as applicable, with a grant date value of $150,000, and (ii) an annual equity award in the form of restricted stock units with a grant date value of $185,000, subject to proration for directors whose commencement of Board service is not on the date of the annual stockholder meeting. The initial restricted stock unit awards vest in equal annual installments over three years and the annual RSUs vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the Company’s next regular Annual General Meeting of Stockholders, subject to continued board service through the applicable vesting date.

Our directors are reimbursed for travel, food, lodging, and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our by-laws. Our Board of Directors may revise the compensation arrangements for our directors from time to time.

*In 2023, the contributions of the Company’s Chairperson of the Board will significantly increase. The Chairperson of the Board is expected to spend at least one full day a week in the Company’s headquarters and spend approximately 30% of his time on the Company’s strategic affairs, including mergers and acquisitions, investments and new technology evaluations. Due to the expansion of the roles and responsibilities of the Company’s Chairperson of the Board, the Nominating and Corporate Governance Committee approved the expansion of the role of the Chairperson of the Board and the Compensation Committee approved an increase of the Chairperson of the Board’s compensation for 2023 as follows: (i) a cash retainer of an additional $245,000 (from $85,000 to $330,000) and (ii) an additional grant of $230,000 in equity compensation.

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on our board of directors and committees of our board of directors during the year ended December 31, 2022. Mr. Lando is not eligible to receive any additional compensation for serving on our board of directors. His compensation for serving as the Company’s Chief Executive Officer is disclosed in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Total ($)
Nadav Zafrir	180,000	185,000 (1)	365,000
Marcel Gani	102,500	185,000 (1)	287,500
Betsy Atkins	103,255	185,000 (1)	288,255
Avery More	116,257	185,000 (1)	301,257
Tal Payne	82,500	185,000 (1)	267,500
Dirk Hoke	54,293	365,787 (1)(2)	420,080
Yoni Cheifetz (3)(4)	-	-	-
Doron Inbar (3)	27,953	-	27,953

(1)	Represents the grant date fair value of 671 restricted stock units granted to each director on June 20, 2022. All equity awards are calculated in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2ad to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 22, 2023. All units will become fully vested on June 01, 2023.
(2)	Includes Mr. Hoke’s initial equity award of 492 additional restricted stock units ($150,000) which vest in equal annual installments over three years, and pro-rated annual equity award granted upon appointment to the Board on April 20, 2022, of 101 restricted stock units which vested on June 20, 2022.
(3)	Messrs. Cheifetz and Inbar resigned from the Board of Directors effective April 19, 2022.
(4)	Mr. Cheifetz waived his right to receive cash fees.
(5)	As of December 31, 2022, each director held 671 unvested restricted stock units except for Mr. Hoke who held 1,163 unvested restricted stock units and Ms. Betsy Atkins who held 1,074 unvested restricted stock units. Messrs. Cheifetz and Inbar had no unvested restricted stock units.

Stockholder Engagement and Communication

Understanding the issues that are important to our stockholders is critical in ensuring that we address their interests in a meaningful and effective way. The Company’s cross functional team that includes our CFO and additional members of our Investor Relations team, our VP Corporate Secretary and General Counsel, our ESG manager and members of the board engage with our stockholders year-round, on a regular basis to discuss a range of topics, including our performance, strategy, risk management, executive compensation, sustainability, diversity and corporate governance. We recognize the value of taking our stockholders’ views into account. Dialogue and engagement with our stockholders help us understand how they view us and set goals and expectations for our performance.

These meetings provide an opportunity for us to maintain an active dialogue with our stockholders so that their perspectives can be thoughtfully considered.

Spring / Summer	Fall / Winter
Analyze and consider voting results and investor feedback following our annual meeting.	Continued stockholders’ engagement

Identify governance trends and potential areas for improvement.	Enhance Proxy Statement and Annual Report disclosures based on feedback

Summer / Fall	Winter / Spring

Conduct pro-active off-season outreach with stockholders	Engage with investors that expressed Proxy related concerns or questions

Implement changes to align with investor feedback	Annual Meeting of Stockholders in June

During 2022 we engaged with stockholders representing over:

Our CFO and other members of the Company’s cross-functional team routinely report feedback received from stockholders to our executive management and Board.

We further communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, press releases, and our website. We hold conference calls for our quarterly earnings releases, which are open to all. These calls are available in real-time and as archived webcasts on our website. In March 2022, we held an Investor Analyst Day with presentations from our Chairperson of the Board, CEO, Chief Financial Officer and additional senior executives.

The Company encourages stockholders to participate in the Company’s annual stockholder meeting, as it provides a valuable opportunity to discuss the Company, its corporate governance, and other important matters.

2022 Engagement Topics

Board Composition, tenure and diversity
Environmental, Social and Governance matters
Governance structure, including current stockholder rights and board leadership structure
Compensation Program and long-term incentive compensation mix linking pay and performance

In response to Stockholder discussions in 2022 and upon the recommendation of our Nominating and Corporate Governance Committee, the Board deemed advisable and submitted for stockholder approval at this Annual Meeting amendments to our certificate of incorporation to declassify the Board and phase-in annual director elections and remove supermajority voting requirements included in our certificate of incorporation.

Communications with the Board

Any stockholder of the Company or any other interested party wishing to communicate with the Board, Chairperson of the Board or individual directors may write to the Board at Board of Directors, c/o Corporate Secretary, 1 HaMada Street, Herziliya 4673335, Israel, or by email at investors@solaredge.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressees, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board, the Chairperson of the Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with the Company’s independent directors may do so by writing to them, c/o Corporate Secretary, 1 HaMada Street, Herziliya 4673335, Israel, or by email at investors@solaredge.com.

Sustainability

SolarEdge is dedicated to helping build a sustainable future. We continue to create new smart and clean energy solutions, enhancing our contribution to the global low-carbon economy transition. In parallel, our sustainability strategy guides us to conduct our business responsibly, ethically, inclusively, and efficiently."

- Zvi Lando, CEO

29 solaredge

Our Sustainability Strategy

Powering Clean Energy	Powering People	Powering Business

Accelerate affordable clean energy	Be a responsible employer	Ethical and compliant conduct
Deliver smart energy solutions	Protect human rights	Climate resilience
Product Innovation	Invest in communities	Resource efficiency
Deliver sustainable product		Ethical sourcing

During 2022, we continued making progress in our Environmental, Social and Governance (ESG) performance and disclosure. Our ESG practices are guided by our social purpose— “To power the future of energy so we can all enjoy better living and a cleaner, greener future”—and our social mission— “Shaping the future of sustainable energy production, energy storage and e-mobility through innovation.” We have crafted a comprehensive sustainability strategy with 2025 targets in several areas. Our fourth annual Sustainability Report, published in 2022, meets the requirements of leading global sustainability disclosure standards, GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board), aligning our disclosure with leading corporations around the world and with the expectations of investors and other stakeholders. Our sustainability strategy includes the following pillars:

  Powering Clean Energy: Accelerating the uptake of clean energy, delivering new smart energy, innovative solutions and improving the lifecycle impacts of our products. As a business founded upon the acceleration of clean energy, we strive to reduce our climate impact by minimizing GHG (greenhouse gas) emissions and transitioning to renewable electricity usage in our facilities. We have completed a lifecycle analysis for three of our key products, examining the carbon footprint of all product life stages. Furthermore, we have set a target of reducing 30% of our Scope 1+2 GHG emissions per revenue, by 2025 (compared with the 2020 basis). We have set another target of achieving near-zero e-waste to landfill by 2025. In 2021, a total of 71% of all waste at our owned and operated sites was either recycled or recovered to energy.

 Powering People: Maintaining leading responsible employment practices, upholding human rights and investing in communities. In 2022, we continued to expand our workforce to support SolarEdge’s business growth, and maintained responsible employment practices, including an enhanced focus on safety and on employee growth and development. We set quantitative targets and formulated multi-year programs to enhance gender equality within our workforce and to strengthen its inclusiveness (see further details in ‘Human Capital’ below). Also in 2022, we enhanced our community engagement program. Our updated program focuses on the advancement of renewable energy for environmental community value; encouraging STEM education and youth innovation; and strengthening diverse populations.

 Powering Business: Maintaining and reinforcing ethical conduct throughout our value chain, advancing climate resilience, improving the efficiency of our resource consumption and ethical sourcing of raw materials and components.

We believe that our sustainability strategy aligns directly with 10 United Nations Sustainable Development Goals (SDGs), and our products and activities are most critical to achievement of SDG #7, Affordable Clean Energy.

Below are some examples of our efforts and practices in several ESG fields:

Climate change and greenhouse gas (GHG) emissions

SolarEdge is a market leader in smart and renewable energy solutions. Our products contribute to the global climate change mitigation efforts. Our solutions allow for millions of tonnes in carbon emission reductions, helping governments and organizations reduce their climate impact.

-31M Tonne CO2e1 31 million tonnes CO2e of GHG emissions avoided each year through use of our systems

We have set a 30% carbon intensity reduction target for our operations for 2025 (with the base year being 2020), in our Scope 1 and 2 greenhouse gas (GHG) emissions per revenue. In 2021, we reduced our Scope 1 & 2 CO2e emissions per million-dollar revenues by 8% versus 2020, achieving more than a quarter of our target. We are currently analyzing the 2022 emissions inventory and examining our updated progress.

We have also begun installation of our own products in our different facilities, which will help us achieve this target. Thus far, we have installed SolarEdge photovoltaic or PV systems in three company sites (Sella 1 and Modiin in Israel and Milpitas in the U.S), partially replacing fossil-fuel sourced external electricity. During 2023, we are planning to install new SolarEdge PV systems on the roofs of our Sella 2 manufacturing plant in Korea, and in our e-mobility production site in Umbertide, Italy.

During 2022, our Sella 1 manufacturing site in Israel transitioned to purchasing all of its external electricity needs from a recently opened private power plant. This private power plant produces its electricity using a highly efficient process that employs natural gas exclusively for combustion. It has a significantly improved carbon intensity compared with the general grid electricity in Israel, which still includes partial combustion of coal.

Also in 2022, we implemented an innovative electricity savings method in the new Sella 2 site. The production process of lithium-ion batteries involves using significant amounts of electricity in the charge/discharge cycles of battery formation. The technical limitations of traditional battery production process often cause this electricity to be discharged without reusage. In contrast, the new method planned for Sella 2 production, is designed to use an innovative electricity reservoir in said process, allowing for an estimated 50% of the discharging electricity to be reused. We are currently examining additional opportunities for integrating renewable energy in our operations.

[1]Assuming all SE systems shipped by end of 2022 are installed and producing for a full year. See our annual sustainability report for further details on our method for calculating the global GHG savings achieved through use of our products.

Carbon Footprint Analysis

In late 2021, we completed our first comprehensive carbon footprint analysis for leading models of our inverters and optimizers. The analysis was led and certified by the globally known LCA experts, ‘Carbon Trust’. The analysis allows us to understand the main emission sources throughout our products lifecycle, helping us better understand our emission reduction opportunities (including Scope 3 emissions, which we have now begun to analyze).

Responsible Procurement

We are proactive in increasing ethical conduct, responsible practices, and human right protection within our extensive global supply chain.

In 2021, we published our supplier code of conduct (SCoC), including detailed requirements on ethics, safety, environment, human rights, fair employment, and others. We have been engaging key suppliers- and requesting that they acknowledge their compliance with the SCoC terms. In 2022, this process has been expanded to our storage division suppliers, and over 280 active key suppliers (from our Solar and Storage divisions) have committed to the SCoC terms to date. In 2021, we also conducted on-site audits of our contract manufacturers’ sites and one major raw material supplier in connection with their compliance with the SCoC requirements. We aim to expand these efforts in 2022.

>280 Key Suppliers already committed to the terms of our Supplier Code of Conduct

The safety of our people

We believe that all accidents and injuries at work are preventable, and aim to create a zero-injury culture across our offices and operations. We comply with applicable occupational health and safety regulations and are certified to Occupational Health and Safety Quality Management Standard ISO 45001:2018. Safety performance is reported monthly to the company CEO and executive management, including specific safety incidents analysis, findings, and corrective actions.

Our safety practices include Nominated Safety Officers at each of our production and R&D sites; mandatory annual safety training for all employees; job-specific training (for example, for those working in high-voltage labs) that is mandatory for all employees in relevant roles; comprehensive safety, fire, and emergency drill programs to provide employees information on emergency procedures; root-cause assessments of incidents; and additional measures.

Recently, and to further enhance our safety management practices, we expanded our in-house Environment, health and safety (EHS) team and appointed an EHS Director. The enhanced team includes experienced safety officers with specific expertise related to the Company’s technologies and activities.

Code of Conduct and Ethical Business Conduct

We have adopted a code of business conduct and ethics that applies to all of our officers and employees, including our Chief Executive Officer and Chief Financial Officer and those officers and employees responsible for financial reporting. We have also adopted a code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website.

Recent additions to the codes of business conduct and ethics include expanded details on whistleblower mechanisms; a commitment on human rights protection; and further guidance on political involvement (see details below).

In addition, we have published in 2021 a complimentary anti-corruption approach document, which provides expanded details on relayed issues. These include the definition of reasonable and unreasonable gift exchange; avoidance of conflicts regarding financial interests; guidelines for participation in external events; and additional instructions and guidelines related to anti-corruption.

The Company has also recently revised its insider trading policy, among other things to prohibit all employees and non-employee directors from engaging in any speculative transactions, hedging and pledging transactions and trading on margin.

We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver that require disclosure under the applicable rules.

Political Involvement

We respect the diversity and different views and beliefs of our employees and encourage them to be active in the civic life of their communities. In parallel, the Company prohibits any political involvement on its behalf by any of its employees. We do not and will not support any political entity. We prohibit any monetary (or equivalent) donation on our behalf to any political entity.

In addition, we take measures to assure that all Company activities through trade unions and/or industry associations are in accordance with the Company’s public policies and positions on all issues, including (but not limited to) ESG-related issues.

Diversity and Gender Equality

The Company values diversity on a company-wide basis and seeks to achieve a diversity of occupational and personal backgrounds and viewpoints in its executive management team in addition to the Board of Directors. The Company aspires to increase the presence of women and ethnically diverse persons in executive and management positions in connection with our sustainability strategy regarding the promotion of gender parity and equal pay. In addition, the Board of Directors has adopted Company goals that will encourage the growth of our women employee population worldwide and, in particular, in the research and development department and in management roles. These goals have also been added to certain executive’s MBOs for 2022.

We are committed to building a diverse workforce as well as a supportive, inclusive culture of open dialogue and collaboration in which everyone can thrive. Focusing initially on Israel (where over 50% of the SolarEdge workforce is located), in 2021 and 2022 we formed partnerships with local diversity-promoting organizations. These partnerships have enabled us to increase recruitment rates and successfully on-board of new employees from underemployed minority groups, such as Arab-Israelis and Jewish Ultra- Orthodox. We have also undertaken efforts to identify positions relevant for individuals with disabilities.

A key focus of our diversity practices is the enhancement of gender equality in our global workforce, despite the inherent challenges of gender inequality within the tech sector. To this end, the Company has increased the total number of its women employees by 75% during the past three fiscal years. In addition, we have set quantitative targets for increasing the rate of women employees in executive and management positions as part of our 2025 target to promote gender parity and equal pay.

We are actively seeking ways to achieve these targets through designated women talent development programs and partnerships with NGOs and academia to better focus our recruitment efforts on appropriate women candidates for technical roles. Over 40 female participants have successfully completed these programs in 2022. The Company is additionally conducting on-going internal anti-bias training and is annually conducting a gender pay-gap analysis (in line with regulatory requirements in Israel).

We make publicly available our annual EEO-1 summary, which we collect as required by the U.S. Equal Opportunity Commission. This information, which reflects a summary of the voluntary self-identification by our U.S. employees in 2019, 2020 and 2021, can be found on our website.

Human Capital Development

We believe that our employees are our most important asset and that our success depends on our ability to attract and retain outstanding employees at all levels of our business. As a rapidly growing business, we rely on the success of our recruitment efforts to attract and retain technically skilled people who can support our ongoing innovation and expansion. We aim to be inclusive in our hiring practices focusing on the best talent for the role, welcoming all genders, nationalities, ethnicities, abilities and other dimensions of diversity.

We aim to provide our employees with advanced professional and development skills so that they can perform effectively in their roles and build their capabilities and career prospects for the future. We maintain a leadership program for managers and team leaders and deliver advanced professional training for sales, research and development and other functional teams as part of our extensive training program each year. Furthermore, we partner with local educational resources to offer formal learning programs on a variety of subjects for the personal development and advancement of our workforce.

We also have a comprehensive talent management review process to develop future leaders and provide effective succession planning. The Company conducts annual performance and talent management reviews to determine career growth opportunities and facilitate organizational succession planning.

We aim to provide our employees with competitive salary and benefits that enable them to achieve a good quality of life and plan for the future. Our benefits differ according to local norms and market preferences, but typically include all salary and social benefits required by local law (including retirement saving programs, paid vacation and sick leave) and many additional benefits that go beyond legal requirements in local markets.

Community Engagement

We believe that healthy and vibrant communities are the foundation of sustainable societies and sustainable businesses. Since 2017, the Company has earmarked 0.1% of our consolidated net profit from the prior fiscal year for donations. In 2022, the Company hired a full time CSR (Corporate Social Responsibility) lead, in order to promote and harmonize our community engagement initiatives.

In addition in 2020, in honor and memory of Mr. Guy Sella, SolarEdge’s former Chief Executive Officer, Chairperson and Co-Founder, we announced a commitment of $1,000,000 to be invested in a joint SolarEdge-Technion educational and technological project. The Technion - Israel Institute of Technology, Israel’s leading technical research university, is committed to matching these funds which will be contributed over ten years following said commitment. The Guy Sella Memorial Project combines teaching, research, and outreach activities that extend to high school, undergraduate, and graduate students, including teaching labs which will be established and named after Guy Sella, annual graduate student research fellowships, biennial national energy student hackathons, and visits to the energy center and labs for high school students.

In 2022, the Company donated $354,000 to nonprofit organizations addressing different causes to support communities in need. This included a $100,000 donation to Technion as part of our commitment detailed above. Over half of our donations were dedicated to improving the quality of education in the technology and energy fields. In addition to the financial donations, we have facilitated ways for our employees to engage in different volunteering activities organized by the Company throughout the year. A prominent example of these volunteering activities is our flagship educational program, ‘EdgeUcate’, launched in Israel in 2022. The EdgeUcate program aims to raise awareness and educate children from a young age on sustainability practices and solar energy. Age-appropriate learning kits were developed in collaboration with education consultants and content writers for use in the classroom by our employees. Educational kits were designed for students from kindergarten through 12th grade, based on materials from our Edge Academy. The program’s current goal is to reach 10,000 pupils by the end of 2023. The program has also been conducted before audiences made up of diverse populations including women’s shelters and participants of various outreach initiatives, also in Israel’s periphery. We aim to expand the program to additional global SolarEdge locations in 2023.

Proposal No. 2

Ratification of Appointment of Independent Registered Public Accounting Firm for 2023

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (EY) to be the Company’s independent registered public accounting firm for the year ending December 31, 2023 and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since 2007. As a matter of good corporate governance, the Audit Committee has requested that the Board of Directors submit the appointment of EY as the Company’s independent registered public accounting firm for 2023 to the stockholders for ratification. In the event our stockholders do not approve this ratification proposal, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee may select another independent registered public accounting firm if it determines that doing so would be in the best interests of the Company. A representative of EY is expected to be present at the Annual Meeting. The representative of EY will have the opportunity to make a statement at the Annual Meeting if he or she desires to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for professional services rendered by EY for the audit of our financial statements for the year ended December 31, 2021, and the year ended December 31, 2022, and the aggregate fees for other services rendered by EY during those periods:

	2021($)	2022 ($)
Audit fees (1)	1,304,000	1,982,000
Audit related fees	-	-
Tax fees (2)	382,000	182,000
Total audit and related fees	1,686,000	2,164,000

(1)	“Audit fees” are fees for audit services for each of the years shown in this table, including fees associated with the annual audit (including audit of our internal control over financial reporting for the year ended December 31, 2021 and for the year ended December 31, 2022), reviews of our quarterly financial results submitted on Form 10-Q, Korean and Italian statutory audit services and consultations on various accounting issues.
(2)	“Tax fees” are fees for professional services rendered for tax compliance, tax advice, tax planning, and review of our Israeli tax returns.

Our Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that EY provides. The policy balances the need to protect the independence of EY, while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairperson of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with our pre-approval policy.

Vote Required

The approval of the Ratification of Appointment of Independent Registered Public Accounting Firm for 2023 requires the affirmative vote of the holders of a majority of the voting power of the stock, present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 2. While there should be no “broker non-votes” in respect of this Proposal, any such broker non-votes will have no effect on this Proposal No. 2.

The Board of Directors recommends a vote FOR the ratification of the appointment of EY for 2023.

Proposal No. 3

Say–On-Pay

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (referred to as a “Say-on-Pay” vote). As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee’s goals in setting executive compensation are to motivate our executives to maximize stockholder value, provide compensation that varies based on performance, and attract and retain managerial talent, without promoting unreasonable risk-taking. To achieve these goals, our executive compensation structure emphasizes performance-based compensation, including annual incentive compensation and stock-based awards.

We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative following the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.

This advisory Say-on-Pay vote is non-binding; however, our Board of Directors and Compensation Committee will review and consider the voting results carefully when making future decisions regarding our executive compensation programs.

After careful consideration, the Board of Directors has adopted a policy of providing for annual “Say-on-Pay” advisory votes. Unless the Board of Directors modifies its policy on the frequency of holding “Say-on-Pay” votes, the next “Say-on-Pay” advisory vote will be included in our 2024 proxy statement.

The Board of Directors recommends a vote FOR the approval of our executive compensation on an advisory basis.

Proposal No. 4

Say-On-Frequency

PROPOSAL 4: Vote, on an advisory and non-binding basis, on the preferred frequency of future stockholder advisory votes to approve the compensation of our named executive officers (commonly referred to as a “Say-on-Frequency” vote).

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to indicate, through an advisory vote, their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every two years, or every three years.

The Board believes that an annual advisory vote on the compensation of our named executive officers will provide the highest level of accountability to our stockholders. It will also allow stockholders to provide real-time feedback regarding the compensation programs that our named executive officers participate in and the compensation philosophy that drives the design and implementation of those programs.

The stockholders are being asked to vote among the following frequency options:

every year.

every 2 years.

every 3 years; and

abstain from voting.

The required vote to approve Proposal 4 is the affirmative vote of shares representing a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter. Because this proposal has three possible substantive responses (every year, every 2 years, and every 3 years), if none of the frequency alternatives receives the vote of shares representing a majority of votes present in person or represented by proxy at the meeting and entitled to vote on the matter, then we will consider stockholders to have approved the frequency that receives a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and will consider the outcome of the vote when determining the frequency of future advisory votes to approve named executive officer compensation. However, because this vote is advisory and therefore not binding on the Board or us, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on named executive officer compensation more or less frequently than the option preferred by the stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF “EVERY YEAR” ON PROPOSAL 4.

37

Proposal No. 5

Amendment of the Company's Certificate of Incorporation to Declassify the Board and Phase-In Annual Director Elections

The Board has unanimously approved and declared advisable, and resolved to recommend to the Company's stockholders that they approve and adopt amendments to Section 5.2 of Article V of the Company's amended and restated Certificate of Incorporation (which we refer to as the “Certificate of Incorporation”) to phase out the classification of the Board over a three-year period starting with the next Annual Meeting of Stockholders, such that directors are elected on annual basis starting with the 2026 Annual Meeting of Stockholders, and to make certain non-substantive changes related thereto (the “Declassification Amendment”). As such, declassifying the Board will allow the Company's stockholders to vote on the election of the entire Board each year starting with the 2026 Annual Meeting of Stockholders, rather than on a three-year staggered basis as with the current classified board structure. The following description is a summary only and is qualified in its entirety by reference to Appendix B-1 to this Proxy Statement, which incorporates the amendments to declassify the Board and marks those changes specifically (additions to the Certificate of Incorporation are indicated by double underlining and deletions to the Certificate of Incorporation are indicated by strikeouts).

Background of the Declassification Amendment

Under Section 5.2 of Article V of the Certificate of Incorporation, the Board is currently divided into three classes as nearly equal in number as is reasonably possible. Each year the stockholders of the Company are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class III directors is set to expire at the 2024 Annual Meeting. The term of the current Class I directors is set to expire at the 2025 Annual Meeting and the term of the current Class II directors is set to expire at the 2026 Annual Meeting (assuming the Class II nominees are elected at this Annual Meeting of Stockholders).

Rationale for the Proposal

Our Board of Directors regularly reviews the implementation of appropriate corporate governance measures. As we have transitioned from a newly public company to a more established, now S&P 500 company, our Board of Directors has conducted a review of corporate governance matters, including our classified board structure. In connection with this review, our Board of Directors considered the advantages of maintaining the classified board structure as well as the advantages of declassifying the Board. The advantages of the classified board structure include that a classified board may promote board continuity, encourage a long-term perspective by management and the Board of Directors, and provide protection against certain abusive takeover tactics, including by making it more difficult for one or more stockholders holding a large number of shares to replace the entire Board of Directors at once. Our Board of Directors understands that many investors believe that annually elected boards increase accountability of directors to a company’s stockholders. The Board of Directors also recognizes that stockholders of public companies generally support shifting from classified boards to the annual election of directors. Our Board of Directors believes this amendment better aligns our governance with governance practices supported by the investor community. A declassified board will enable the Company's stockholders to express a view on each director's performance by means of an annual vote and will support the Company's ongoing efforts to maintain “best practices” in corporate governance. Because our Board of Directors is classified, currently directors can be removed only for cause, whereas, under Delaware law, directors elected to a Board that is not classified can be removed with or without cause.

Our Board of Directors evaluated the Declassification Amendment in light of the considerations described above. Based on these considerations, our Board of Directors adopted resolutions setting forth the Declassification Amendment, declared the Declassification Amendment advisable and in the best interests of the Company and our stockholders, approved and adopted the Declassification Amendment, and unanimously resolved to submit the Declassification Amendment to our stockholders for approval and recommended that our stockholders adopt the Declassification Amendment.

Effect of the Proposal

If the Declassification Amendment is approved by the Company's stockholders and implemented by the Company, it would provide for the annual election of all directors beginning at the 2026 Annual Meeting of Stockholders, and the declassification of our Board of Directors would be phased in over a period of three years, as follows: (i) the current Class III directors will be elected at the 2024 Annual Meeting of Stockholders to serve for a term of one year expiring at the next succeeding Annual Meeting of Stockholders, (ii) the current Class I and Class III directors will be elected at the 2025 Annual Meeting of Stockholders to serve for a term of one year expiring at the next succeeding Annual Meeting of Stockholders, and (iii) the current Class I, Class II and Class III directors will be elected at the 2026 Annual Meeting of Stockholders to serve for a term of one year expiring at the next succeeding Annual Meeting of Stockholders. The Declassification Amendment would not shorten the existing terms of our directors. Accordingly, a director who has been elected to a three-year term (including directors elected at the 2023 Annual Meeting of Stockholders) may complete that term. Beginning with the 2026 Annual Meeting of Stockholders, the declassification of our Board of Directors would be complete, and all directors would be subject to annual election for one-year terms.

Consistent with Delaware law, the Declassification Amendment also provides that any director may be removed by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon (i) until the election of directors at the 2026 Annual Meeting of Stockholders, only for cause and (ii) from and after the election of directors at the 2026 Annual Meeting of Stockholders, with or without cause. The Declassification Amendment also provides that while the declassification of our Board of Directors is being phased in (i.e., until the 2026 Annual Meeting of Stockholders), the number of directors in each class shall be apportioned in the manner determined by the Board of Directors and that any director elected to a newly created seat on the Board of Directors or to a vacancy on the Board of Directors will serve for the same term as the remainder of the class to which the director is elected. The Declassification Amendment also includes an immaterial change to Section 5.2(d), which clarifies when a Preferred Stock Director (as defined in the Certificate of Incorporation) shall cease to be qualified as, and shall cease to be, a director.

If our stockholders approve the Declassification Amendment, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation setting forth the Declassification Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Declassification Amendment. In addition, we intend to file a Restated Certificate of Incorporation to integrate the Declassification Amendment (if approved), the Elimination of Supermajority Voting Requirements Amendment described below (if approved) and the Federal Forum Selection for the Securities Act Claims Amendment discussed below (if approved) into a single document. The Board reserves the right to elect to abandon the Declassification Amendment, if it determines, in its sole discretion, that the Declassification Amendment is no longer in the best interests of the Company and its stockholders. If the Board were to exercise such discretion, we will publicly disclose that fact, and the Company’s Board of Directors will remain classified.

If our stockholders do not approve the Declassification Amendment, our Board of Directors will remain classified, and a Certificate of Amendment setting forth the Declassification Amendment will not be filed with the Delaware Secretary of State.

Vote Required

The approval of the Declassification Amendment requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote on the matter. Abstentions and broker non-votes will have the same effect as votes against the Declassification Amendment.

The Board of Directors recommends a vote FOR the approval and adoption of the Declassification Amendment.

Proposal No. 6

Amendment of the Company's Certificate of Incorporation to Remove the Supermajority Voting Requirements

The Board has unanimously approved and declared advisable, and resolved to recommend to the Company's stockholders that they approve an amendment to Sections 9.1 and 9.2 of Article IX of the Certificate of Incorporation to remove the supermajority voting requirements contained in those sections requiring the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, certain provisions of the Certificate of Incorporation and for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, certain provisions of the Company's Bylaws, respectively (the "Elimination of Supermajority Voting Requirements Amendment"). The following description is a summary only and is qualified in its entirety by reference to Appendix B-2 to this Proxy Statement, which incorporates the amendments to remove the supermajority voting requirement and marks those changes specifically (additions to the Certificate of Incorporation are indicated by double underlining and deletions to the Certificate of Incorporation are indicated by strikeouts).

Background of the Proposed Amendments

Our Certificate of Incorporation currently requires the approval of the holders of at least 66 ⅔% of the voting power of the Company’s stock then outstanding for certain fundamental changes to the Company’s corporate governance. Specifically, under Article 9.1 of the Certificate of Incorporation, an amendment to the following provisions of the Certificate of Incorporation requires the approval of holders of at least 66 ⅔% of the voting power of the Company’s stock outstanding and entitled to vote thereon, voting together as a single class:

Article IV—addressing the authorized shares of stock of the Company.
Article V—addressing the Board, including the number, election, terms, vacancies and removal of directors.
Article VI—addressing stockholders’ ability to act by consent.
Article VII—addressing who can call special meetings of stockholders; and
Article IX— addressing amendments to the Certificate of Incorporation, and the Bylaws and requiring supermajority votes for the stockholders to amend certain provisions of the Certificate of Incorporation, and for the stockholders to amend certain provisions of the Bylaws by the Company’s stockholders.

In addition, under Section 9.2 of the Certificate of Incorporation, an amendment to the following provisions of the Company's Bylaws by the stockholders requires the approval of holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class:

Section 2.2—addressing special meetings of stockholders, including who can call special meetings of stockholders.
Section 2.10—addressing advance notice provisions.
Section 2.11—addressing stockholders’ ability to act by consent.
Article III—addressing the Board including powers, number, elections, terms, vacancies and removal of directors as well as provisions related to quorum, voting, action by consent, the Chairperson of the Board, meetings, remote participation in meetings, rules and regulations, director compensation and emergency bylaws.
Article VI— addressing indemnification and advancement of expenses.
Section 7.6—addressing setting record dates; and
Article X—addressing amendments of the Bylaws (now Article IX).

Rationale for the Proposal

As mentioned above, our Board of Directors regularly reviews the implementation of appropriate corporate governance measures. In response to stockholder feedback, and as we have transitioned from a newly public company to a more established, now S&P 500 company, the Board has conducted a review of corporate governance matters, including the Company’s voting requirements for amending its governing documents. In connection with this review the Board considered that if the Elimination of Supermajority Voting Requirements Amendment is approved, there is the potential that a relatively small number of stockholders holding a large number of shares could enact significant corporate changes that benefit only a narrow group of stockholders.

The Board also considered that eliminating these supermajority voting requirements better aligns our governance with governance practices supported by the investor community, who generally view a majority vote as sufficient for stockholder approval of amendments to governing documents. In addition, the Board noted that many other public companies have transitioned away from including these kinds of supermajority voting provisions in their governing documents.

Our Board evaluated the Elimination of Supermajority Voting Requirements Amendment in light of the considerations described above. Based on these considerations, the Board adopted resolutions setting forth the Elimination of Supermajority Voting Requirements Amendment, declared the Elimination of Supermajority Voting Requirements Amendment advisable and in the best interests of the Company and our stockholders, approved and adopted the Elimination Supermajority Voting Requirements Amendment, unanimously resolved to submit the Elimination of Supermajority Voting Requirements Amendment to our stockholders for approval and recommended that our stockholders adopt the Elimination Supermajority Voting Requirements Amendment.

Effect of the Proposal

If the Elimination of Supermajority Voting Requirements Amendment is approved by the Company's stockholders and implemented by the Company, (i) any amendment to the Certificate of Incorporation will be approved in accordance with the requirements of the laws of the State of Delaware, which, in most cases, will require the affirmative vote of a majority of the then-outstanding shares of stock of the Company entitled to vote on the amendment and (ii) the affirmative vote of a majority of the then-outstanding shares of stock of the Company entitled to vote will be required for our stockholders to amend or repeal, in whole or in part, our Bylaws. If our stockholders approve the Elimination of Supermajority Voting Requirements Amendment, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation setting forth the Elimination of Supermajority Voting Requirements Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Elimination of Supermajority Voting Requirements Amendment. In addition, we intend to file a Restated Certificate of Incorporation to integrate the Elimination of Supermajority Voting Requirements Amendment (if approved), the Declassification Amendment discussed above (if approved) and the Federal Forum Selection for the Securities Act Claims Amendment discussed below (if approved) into a single document. The Board reserves the right to elect to abandon the Elimination of Supermajority Voting Requirements Amendment, if it determines, in its sole discretion, that the Elimination of Supermajority Voting Requirements Amendment is no longer in the best interests of the Company and its stockholders. If the Board were to exercise such discretion, we will publicly disclose that fact, and the Company’s current voting standards relating to these proposed amendments will remain in place.

If our stockholders do not approve the Elimination of Supermajority Voting Requirements Amendment, the Company’s current voting standards relating to these proposed amendments will remain in place, and a Certificate of Amendment setting forth the Elimination of Supermajority Voting Requirements Amendment will not be filed with the Delaware Secretary of State.

Vote Required

The approval of the Elimination of Supermajority Voting Requirements Amendment requires the affirmative vote of the holders of at least 66 ⅔% of the voting power of the stock outstanding and entitled to vote on the matter.

Abstentions and broker non-votes will have the same effect as votes against the Elimination of Supermajority Voting Requirements Amendment.

The Board of Directors recommends a vote FOR the approval and adoption of the Elimination of Supermajority Voting Requirements Amendment.

Proposal No. 7

Amendment of the Company's Certificate of Incorporation to Add a Federal Forum Selection Provision for the Securities Act Claims

The Board has unanimously approved and declared advisable, and resolved to recommend to the Company's stockholders that they approve an amendment to the Certificate of Incorporation to add a new provision that, unless the Company selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any complainant asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America.(the “Federal Forum Selection for the Securities Act Claims Amendment”). The following description is a summary only and is qualified in its entirety by reference to Appendix B-3 to this Proxy Statement, which incorporates the amendments to add the Federal Forum Selection for the Securities Act Claims Amendment and marks those changes specifically (additions to the Certificate of Incorporation are indicated by double underlining and deletions to the Certificate of Incorporation are indicated by strikeouts).

Rationale for the Proposal

The Board believes that the Company and its stockholders will benefit from having any causes of action arising under the Securities Act of 1933 being litigated in the federal district courts of the United States. The Federal Forum Selection for the Securities Act Claims Amendment is intended to provide a streamlined, efficient and organized process for resolution of such disputes. The Federal Forum Selection for the Securities Act Claims Amendment is intended to prevent plaintiff forum shopping and the related practice of filing parallel lawsuits in multiple jurisdictions.

In determining whether to adopt the Federal Forum Selection for the Securities Act Claims Amendment, the Board considered a number of factors, including the following:

potentially avoiding litigating actions on the same topic in multiple jurisdictions, with the associated duplication of litigation expenses, and the potential for inconsistent outcomes.
limiting forum shopping by plaintiffs' lawyers and potentially discouraging illegitimate claims.
retaining the Company's ability to consent to an alternative forum, if desired.
avoiding having to address where an action may be brought, and instead focusing on underlying substantive rights or remedies.
the increasing trend toward adopting forum selection clauses in response to multi-forum litigation; and
the benefit of having the Board deliberate on whether to adopt such a provision on a "clear day" rather than in response to actual or threatened litigation.

Our Board evaluated the Federal Forum Selection for the Securities Act Claims Amendment in light of the considerations described above. Based on these considerations, the Board adopted resolutions setting forth the Federal Forum Selection for the Securities Act Claims Amendment, declared the Federal Forum Selection for the Securities Act Claims Amendment advisable and in the best interests of the Company and our stockholders, approved and adopted the Federal Forum Selection for the Securities Act Claims Amendment, unanimously resolved to submit the Federal Forum Selection for the Securities Act Claims Amendment to our stockholders for approval and recommended that our stockholders adopt the Federal Forum Selection for the Securities Act Claims Amendment.

Effect of the Proposal

The approval and implementation of the Federal Forum Selection for the Securities Act Claims Amendment will result, to the fullest extent permitted by law, in the federal district courts of the United States of America being the exclusive forum for the resolution of any complainant asserting a cause of action arising under the Securities Act of 1933, unless the Company selects or consents in writing to the selection of an alternative forum. The Board reserves the right to elect to abandon the Federal Forum Selection for the Securities Act Claims Amendment, if it determines, in its sole discretion, that the Federal Forum Selection for the Securities Act Claims Amendment is no longer in the best interests of the Company and its stockholders. If the Board were to exercise such discretion, we will publicly disclose that fact, and the Company’s current forum selection provisions will remain in place unchanged.

If our stockholders approve the Federal Forum Selection for the Securities Act Claims Amendment, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation setting forth the Federal Forum Selection for the Securities Act Claims with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Federal Forum Selection for the Securities Act Claims Amendment. In addition, we intend to file a Restated Certificate of Incorporation to integrate the Federal Forum Selection for the Securities Act Claims Amendment (if approved), the Declassification Amendment discussed above (if approved) and the Elimination of Supermajority Voting Provisions Amendment discussed above (if approved) into a single document.

If our stockholders do not approve the Federal Forum Selection for the Securities Act Claims Amendment, no changes will be made to the Certificate of Incorporation with respect to the selection of a federal forum for Securities Act Claims (however, the Company’s current forum selection provision that provides that the Delaware Court of Chancery will be the exclusive forum for certain intracorporate disputes will remain in place unchanged), and a Certificate of Amendment setting forth the Federal Forum Selection for the Securities Act Claims Amendment will not be filed with the Delaware Secretary of State.

Vote Required

The approval of the Federal Forum Selection for the Securities Act Claims Amendment requires the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote on the matter. Abstentions and broker non-votes will have the same effect as votes against the Federal Forum Selection for the Securities Act Claims Amendment.

The Board of Directors recommends a vote FOR the approval and adoption of the Federal Forum Selection for the Securities Act Claims Amendment.

Security Ownership of Certain Beneficial

Owners And Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 3, 2023 (unless indicated otherwise below), for:

Each person known to us to beneficially own 5% or more of the outstanding shares of our common stock; Each member of our board of directors and director nominees;
Each of our named executive officers; and
The members of our board of directors and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 56,343,163 shares of common stock outstanding as of April 3, 2023, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 3, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SolarEdge Technologies, Inc., 1 HaMada Street, Herziliya Pituach 4673335, Israel.

	Shares Beneficially Owned
Name of Beneficial Owner 5% Stockholders:	Shares	%
BlackRock, Inc. (1)	5,203,122	9.23%
Directors, Director Nominees and Named Executive Officers:
Zvi Lando (2)	82,827	*
Ronen Faier (3)	110,546	*
Yoav Galin (4)	209,024	*
Rachel Prishkolnik (5)	8,853	*
Uri Bechor (6)	17,781	*
Nadav Zafrir (7)	5,696	*
Marcel Gani (8)	23,388	*
Avery More (9)	55,156	*
Tal Payne (10)	2,566	*
Betsy Atkins (11)	1,757	*
Dirk Hoke (12)	936	*
All directors and executive officers as a group (14 individuals) (13)	656,407	1.17%

*Represents beneficial ownership of less than 1%.

(1)	Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc., on January 27, 2023. The Schedule 13G/A contains information as of December 31, 2022. BlackRock, Inc. reports having sole dispositive power over 5,203, 122 shares and sole voting power over 4,943,214 shares. The address of the reporting persons is 55 East 52nd Street, New York, NY 10055.
(2)	Consists of 29,606 shares of common stock beneficially owned by Mr. Lando, 3,420 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, and 49,801 shares of common stock issuable upon exercise of options exercisable within 60 days of April 3, 2023.
(3)	Consists of 61,496 shares of common stock beneficially owned by Mr. Faier, 1,271 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, and 47,779 shares of common stock issuable upon exercise of options exercisable within 60 days of April 3, 2023.
(4)	Consists of 90,721 shares of common stock beneficially owned by Mr. Galin, 960 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, and 117,343 shares of common stock issuable upon exercise of options exercisable within 60 days of April 3, 2023.
(5)	Consists of 4,728 shares of common stock beneficially owned by Ms. Prishkolnik, 960 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, and 3,165 shares of common stock issuable upon exercise of options exercisable within 60 days of April 3, 2023.

(6)	Consists of 11,889 shares of common stock beneficially owned by Mr. Bechor, 1,852 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, and 4,040 shares of common stock issuable upon exercise of options exercisable within 60 days of April 3, 2023.
(7)

Consists of 5,025 shares of common stock beneficially owned by Mr. Zafrir, and 671 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023.

(8)	Consists of 15,607 shares of common stock beneficially owned by Mr. Gani, 671 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, 5,555 shares of common stock held directly by Marcel Gani 2002 Living Trust and 1,555 shares of common stock held directly by ALGA Partners LLC. Mr. Gani, in his capacity as trustee, has voting and investment power over the shares owned by the Marcel Gani 2002 Living Trust. Mr. Gani, in his capacity as manager, has voting and investment power over the shares owned by ALGA Partners LLC.

(9)	Consists of 39,585 shares of common stock beneficially owned by Mr. More, 671 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, 9,000 shares of common stock held by More Family 2020 DT Investment LLC, 5,000 shares held by More CRUT (More Charitable Remainder Unitrust) and 900 shares held by Avery More’s wife, Jerralyn Smith More, as to which Avery More disclaims any ownership interest.

(10)	Consists of 1,895 shares of common stock beneficially owned by Ms. Payne, and 671 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023.
(11)	Consists of 885 shares of common stock owned of record by Ms. Atkins, and 872 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023.
(12)	Consists of 101 shares of common stock owned of record by Mr. Dirk, and 835 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023.
(13)	Consists of 134,739 shares of common stock, 1,572 shares of common stock issuable upon settlement of restricted stock units which will vest and settle within 60 days of April 3, 2023, and 1,566 shares of common stock issuable upon exercise of options exercisable within 60 days of April 3, 2023.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2022, about shares of common stock that may be issued under our equity compensation plans.

Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise of	Weighted-average exercise	under equity compensation
	outstanding options, warrants	price of outstanding options,	plans (excluding securities
	and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,868,181	$9.19	12,334,677
Equity compensation plans not approved by security holders	—	—	—
Total	1,868,181	$9.19	12,334,677

(1)	Includes in column (a) 1,814,288 shares of common stock issuable upon exercise of stock awards outstanding under the Company’s 2015 Global Incentive Plan and 53,893 shares of common stock issuable upon exercise of options outstanding under the Company’s 2007 Global Incentive Plan. Includes in column (c) 9,410,816 shares of common stock available for future issuance under the Company’s 2015 Global Incentive Plan and 2,923,861 shares of common stock available for future issuance under the Company’s Employee Stock Purchase Plan, including 123,603 shares subject to purchase during the purchase periods in effect as of December 31, 2022. The amounts in column (c) do not include 2,806,670 and 487,643 shares that were added to our 2015 Global Incentive Plan and our Employee Stock Purchase Plan, respectively, on January 1, 2023, pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2025. Under the 2015 Global Incentive Plan, such increase is equal to 5% of our outstanding shares as of the preceding December 31 (or such lesser amount as approved by the Board) and under the Employee Stock Purchase Plan, such increase is equal to the lesser of 1% of our outstanding shares as of the preceding December 31 and 487,643 (or such lesser amount as approved by the Board). Upon consummation of our initial public offering, the Company’s 2007 Global Incentive Plan was terminated, and no further awards can be granted under this plan.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan (“ESPP”), pursuant to which our eligible employees and eligible employees of our subsidiaries may elect to have payroll deductions made during the offering period in an amount not exceeding 15% of the compensation which the employees receive on each pay day during the offering period. In the second quarter of calendar 2016, we started granting eligible employees the right to purchase our common stock under the ESPP. As of December 31, 2022, a total of 3,662,737 shares were reserved for issuance under the ESPP.

Executive Officers

Biographical information for the executive officers of the Company is set forth below. Biographical information for Mr. Lando can be found under “Continuing Directors” on page 16

Ronen Faier	Age: 52 Other Current Public Boards: Monday.Com, Kaltura.
Mr. Faier joined SolarEdge in 2011 as our Chief Financial Officer. Prior to joining SolarEdge, Mr. Faier served from 2008 to 2010 as the chief financial officer of Modu Ltd, a privately owned Israeli company. Between 2004 and 2007, Mr. Faier held several senior finance positions, including chief financial officer at M-Systems prior to its acquisition by SanDisk Corporation in 2006. Previously, Mr. Faier served as corporate controller of VocalTec Communications Ltd. Mr. Faier holds a CPA (Israel) license, an MBA (with Honors) from Tel Aviv University and a B.A. in Accounting and Economics from the Hebrew University in Jerusalem. Mr. Faier currently serves on the board of directors of Monday.com Ltd and Kaltura Inc.

Uri Bechor	Age: 52
Mr. Bechor joined SolarEdge in 2019 as our Chief Operating Officer. Prior to joining SolarEdge, Mr. Bechor was at Flex Ltd., a multinational electronics contract manufacturer for 22 years where he served as Senior Vice President, Global Operations, Europe and the Americas and General Manager at Flex International Ltd. Mr. Bechor, in his previous position, oversaw more than forty manufacturing sites and was responsible for revenues of more than $10 billion.

Rachel Prishkolnik	Age: 55 Other Current Public Boards: Varonis Systems Inc.
Mrs. Prishkolnik joined SolarEdge in 2010 as our Vice President, General Counsel and Corporate Secretary. Prior to joining SolarEdge, Ms. Prishkolnik served as the vice president, general counsel & corporate secretary of Gilat Satellite Networks Ltd. At Gilat she held various positions beginning as legal counsel in 2001 and becoming corporate secretary in 2004 and vice president, general counsel in 2007. Prior to Gilat, she worked at the law firm of Jeffer, Mangels, Butler & Marmaro LLP in Los Angeles. Before that, Ms. Prishkolnik worked at Kleinhendler & Halevy (currently Gross GKH Law Offices) in Tel Aviv. Ms. Prishkolnik holds an LLB law degree from the Faculty of Law at the Tel Aviv University and a B.A. from Wesleyan University (College of Social Studies) in Connecticut. She is licensed to practice law and is a member of the Israeli Bar. Ms. Prishkolnik currently serves on the board of directors of Varonis Systems Inc.

Yoav Galin	Age: 49
Mr. Galin co-founded SolarEdge in 2006 and has served since our founding as our Vice President, Research & Development where he is responsible for leading the execution of our technology strategy, building and managing the technology team and overseeing research and development of SolarEdge’s innovative PV power harvesting products. Prior to joining SolarEdge, Mr. Galin served for 11 years at the Electronics Research Department (‘‘ERD’’), one of Israel’s national labs, which is tasked with developing innovative and complex systems. During this period, Mr. Galin held various research and development and management positions, including his last position at the ERD where he led a project and its development team of over 30 hardware and software engineers. He was also responsible for overseeing the research and development of future technologies. Mr. Galin holds a B.S. in Electrical Engineering from Tel Aviv University.

Meir Adest	Age: 47
Mr. Adest co-founded SolarEdge in 2006 and currently serves as our Chief Product Officer. He has served since 2007 as our Vice President, Core Technologies where he is responsible for SolarEdge’s certification and research of future technologies. He served as our Chief Information Officer from 2018 until 2021. Prior to co-founding SolarEdge, Mr. Adest spent seven years at the Electronics Research Department, where he held a number of positions and managed large-scale techno-operational projects. Mr. Adest holds a B.Sc in mathematics, physics, and computer science from the Hebrew University in Jerusalem.

Shuli Ishai	Age: 52
Mrs. Ishai joined SolarEdge in 2020 as our Chief Human Resources Officer. Ms. Ishai brings a wealth of experience to her role, previously serving as Executive Vice President of HR and MIS at Stratasys Ltd, a manufacturer of 3D printers and 3D production systems, from 2015 to 2019, Chief Resource Officer at Netafim a manufacturer of irrigation equipment, from 2011 to 2015, and Corporate Vice President of HR at Nice Ltd., a company specializing in customer experience software, from 1997 to 2011. In these positions, Ms. Ishai was responsible for company-wide growth and management of the HR department, including crafting and implementing polices to ensure diversity and well-being of the employees. Ms. Ishai holds a B.A. and an M.A. in Art History from Tel Aviv University and an M.A. in Organizational Behavior from Tel Aviv University.

Yogev Barak	Age: 57
Mr. Barak joined SolarEdge in 2020 as our Chief Marketing Officer. Mr. Barak brings to SolarEdge over twenty-five years of experience in international marketing, strategy, and product management, including executive management positions at HP Inc. an information technology company, where he served from 2007 to 2020 and Applied Materials, a global leader in materials engineering solutions for the semiconductor, flat panel display and solar photovoltaic industries, where he served from 1994 to 2007. In his most recent role, Mr. Barak served as the Head of Strategy, Marketing, Products and Business Management at HP Inc., Indigo Division from 2015 to 2020, where he was responsible for product development, go-to-market strategies and execution for the Indigo Division. Mr. Barak holds a B.Sc. in Electrical Engineering from Tel Aviv University.

Executive Compensation

Compensation Discussion and Analysis

We invest our resources to grow our business both organically and non-organically in a manner that we believe will increase stockholder value. As our Company continues to grow significantly, our Compensation Committee oversees our compensation guidelines and practices in order to attract new talent, support and reward the achievement of our financial goals and promote the attainment of other key business objectives.

Compensation Strategy

The main objectives of our executive pay-for-performance compensation program are to:

promote stockholder interests by aligning compensation with our business objectives, including by introducing long term incentives with long term performance goals;
provide competitive compensation that varies based on performance and drives employee performance and engagement;
attract and retain managerial talent, without promoting unreasonable risk-taking; and
promote ESG goals.

These guiding principles apply to all of our executive pay practices discussed. Achievement of the minimum financial parameters set forth in our annual cash incentive compensation plan is required before any compensation is payable under the plan. Specifically, if the overall achievement of the financial measures in our bonus plan is less than 70% of target, then no bonuses may be paid to our NEOs.

Compensation Governance Highlights

In addition to aligning pay with performance of the Company, our executive compensation program is intended to be consistent with corporate governance best practices. This is demonstrated by the following elements in our executive officer compensation arrangements:

robust clawback policy, covering both cash and equity compensation;
stock ownership guidelines for executive officers and directors;
robust selling restrictions which require certain minimum levels of stock ownership;
prohibition applicable to all directors and employees against engaging in any hedging or pledging transactions or comparable transactions;
use of objective performance criteria in our incentive plans;
advice from independent compensation consultants retained by the Compensation Committee;
no specific retirement benefit plans designed solely for senior executives or related entitlements such as executive benefits and perquisites, tax gross ups, etc.; and
recent introduction of Performance Stock Units (PSUs); for 2022, and continuing into 2023, the vesting of PSUs is based solely on the Company’s total stockholder return (TSR) ranking in comparison to the companies that comprise the S&P 500 Index.

Compensation awarded to our NEOs for 2022 was in line with our pay-for-performance objectives. Approximately 87% of the CEO’s target total direct compensation (consisting of base salary, target annual incentive opportunity and target long-term equity incentive opportunity), and 80% of target total direct compensation, on average, for each of our other NEOs was “at-risk”, meaning that it was contingent upon the achievement of certain financial results as detailed herein or subject to time-based vesting and stock performance during the vesting period, with PSUs tied to total stockholder return representing 50% of our long-term incentive (“LTI”) and time-based RSUs representing the remaining 50% of our LTI.

Company Named Executive Officers

Our NEOs for the year ended December 31, 2022, are:

Zvi Lando, our Chief Executive Officer and board member;
Ronen Faier, our Chief Financial Officer;
Uri Bechor, our Chief Operations Officer;
Rachel Prishkolnik, our Vice President, General Counsel and Corporate Secretary;
Yoav Galin, our Vice President, Research and Development.

This Compensation Discussion and Analysis describes compensation for services rendered by our NEOs during the year ended December 31, 2022, and the tables and narratives that follow contain information regarding compensation for services rendered by our NEOs during the years ended December 31, 2020, 2021, and 2022.

Compensation Objectives and Guiding Principles

The primary objectives of our senior executive compensation program are as follows:

Pay for Financial Performance: Under our annual cash incentive plan, the Compensation Committee determines a set of financial parameters related to revenues, gross margins and profitability of the Company. If these overall parameters are not met at a level of at least 70% of target and profitability is not achieved, the executives are not entitled to any compensation under the plan. These parameters serve as the CEO's measurable targets for his MBO entitlement.

Pay for Business Performance and Department Goals: Motivate, recognize, and reward business performance based on specific goals in line with the business plan approved by the Board of Directors. Each executive’s performance and MBO entitlement is also dependent on achieving measurable goals determined by the CEO and approved by the Compensation Committee of the Board of Directors that relate to the departmental goals and achievements of such executive.

Alignment of Interests: We seek to align the interests of our senior executives with those of our stockholders through a heavy emphasis on equity-based awards and stock ownership guidelines. In 2022, 50% of the equity-based awards were granted in the form of PSUs tied to total stockholder return measured based on the performance of the Company’s stock price versus the companies that constitute the S&P 500 index and 50% were granted in the form of time-based RSUs which vest only if the executive remains employed by the Company over a four-year period.

Attraction, Motivation, and Retention of Talent: Our senior executive compensation programs are designed to help us attract, motivate, and retain key management talent who drive profitability and the creation of stockholder value.

Elements of Compensation

The following table describes each element of our senior executive compensation program and how these elements help us to achieve our compensation objectives:

2022 compensation structure

Compensation Element	Form	Objective	Rationale / Key Characteristics
Base Salary	Cash	Attraction Performance

 Fixed compensation.

 Intended to be commensurate with each senior executive's position and level of responsibility.

 Evaluated annually or as necessary in response to organizational/business changes, individual performance, market data, etc., but not automatically increased.

Annual Cash Incentive Compensation	Cash	Performance Alignment of Interests Motivation

 Tied to and contingent upon the Company's financial performance, including revenues, gross margin and profitability and capped at 150% of target.

 Designed to reward achievement of challenging annual performance goals that we consider important contributors to stockholder value.

 Performance goals and targets are established by the Compensation Committee at the beginning of each calendar year.

 The Compensation Committee approves annual incentive payouts based on the level of achievement versus these pre-established goals.

Long-Term Incentives[1]	PSUs: 50%	Performance Alignment of Interests Motivation

  Based on the Company's TSR Ranking relative to the S&P 500 index, with a maximum potential earnout capped at 150% of target.

  Earned PSUs vest annually over three years after the conclusion of a one year, two years, and three-year performance period in 25%, 25% and 50% tranches, respectively. In fiscal 2023, all PSUs will be measured over a three-year performance period.

	Restricted Stock Units: 50%	Performance Alignment of Interests Retention Motivation	Variable compensation designed to align and retain key senior executives through the term of the awards. Four-year quarterly vesting.
Other Compensation and Benefits	N/A	Attraction Retention

  NEOs receive benefits that are generally available to all salaried employees in Israel, where the NEOs are located. This includes contributions to an education fund and to a fund known as Manager's Insurance, which provides a combination of retirement plan, insurance, and severance pay benefits to Israeli employees.

Change-in-Control Arrangements	Equity	Attraction Retention

  Each of our NEOs has a clause in his or her employment agreement that entitles the NEO to immediate vesting of equity in the event of a qualifying termination within one year following a change in control ("double-trigger" equity vesting).

  Aligns management with stockholder interests in the face of events that may result in a change-in-control and not on potential individual implications of any such events.

 Reasonable change-in-control protections are necessary in order for us to attract and retain qualified employees.

  We periodically review the necessity and design of our senior executive severance and change-in-control arrangements.

1 Actual LTI composition was slightly varied (+/-1%) due to a gap between the stock price and the fair market value at market close on the grant date

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each senior executive. We also consider the senior executive’s level of responsibility, the importance of the senior executive’s role in achieving our corporate objectives, and the senior executive’s long-term potential, while taking into account his or her current target compensation, value of outstanding equity awards, and stock ownership levels, and our stock selling restrictions for senior executives. Finally, we weigh competitive practices, relevant business and organizational changes, retention needs, and internal pay equity.

Compensation Peer Group

In order to attract, retain, and motivate the best management talent, we believe that we must provide a target compensation opportunity that is competitive relative to our peers. Therefore, the Compensation Committee considers practices of specific companies that we identified as our peers for executive compensation in 2022 (the “2022 Peer Group”), as well as survey data.

In the months prior to the start of each new year, the Compensation Committee reviews the peer group with the assistance of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consultant retained by the Compensation Committee, and makes changes, as appropriate, with an aim that it continues to appropriately reflect the Company’s size, industry, and scope of operations when considering the appropriate compensation for our executives.

Following the annual peer group review process in Fall 2021, we removed one acquired company (FLIR Systems), and determined that the resulting peer group of 18 companies remained appropriate for informing 2022 compensation. When market data from the 2022 Peer Group were examined, SolarEdge’s financial positioning was as follows: revenues were at approximately the 40th percentile and our market cap was at the 75th percentile relative to the peers’ average market caps during 2020 (which corresponds to the timing of their compensation that was disclosed in proxy statements filed in Spring 2021).

2022 Peer group
MKS Instruments Inc.
Silicon Laboratories Inc.
Generac Holdings Inc.
First Solar, Inc.
Curtiss-Wright Corporation
Enphase Energy, Inc
Entegris, Inc.
Teradyne, Inc.
Skyworks Solutions, Inc.
IDEX Corporation
Arista Networks, Inc.
HEICO Corp
ANSYS, Inc
Monolithic Power Systems, Inc
Cognex Corp
Cadence Design Systems, Inc.
Xilinx Inc
Cree, Inc

Removed for 2022
FLIR Systems (acquired in May 2021)

2022 Pay Positioning

After reviewing the market data described above, the Compensation Committee determined the approximate range within which to target total direct compensation (the sum of base salary, target annual incentive, and the grant date fair value of long-term incentives) for our senior executives for 2022. Within that range, we incorporated flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs.

In general, for 2022, the Compensation Committee set base salary and short- and long-term incentive compensation opportunities for our senior executives, including the NEOs, at or near the median of the peer group and proxy and survey data. Individual levels varied from the targeted position for each of the elements of target total direct compensation based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience.

Results of 2022 Advisory Vote to Approve Executive Compensation

At our 2022 annual meeting of stockholders, 87% of the votes cast were in favor of our advisory resolution regarding the compensation of our NEOs. Our Board and Compensation Committee consider the results of the Company’s say-on-pay vote as one of the several inputs in determining our stockholder engagement strategy for the following year.

Following the results of our say-on-pay vote we significantly expanded our stockholder outreach program with the direct involvement of our Chairperson of the board and chair of the Nominating and Corporate Governance Committee, as detailed under the Stockholder Engagement and Communication section on page 29 above. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and reached out for feedback from our stockholders about ways to improve our executive compensation program.

The Company's compensation strategy for 2022 better aligned executive compensation with performance due to our change in the composition of our equity compensation offering, whereby 50% of the equity compensation is awarded in the form of RSUs and 50% of the equity compensation is awarded in the form of performance-based awards that vest based on achievement of the Company’s relative TSR versus the constituents of the S&P 500 index. Additionally, in 2022 the Company integrated ESG-related performance goals into the overall Company goals that are relevant for our senior executives, including our NEOs and CEO, under our annual incentive compensation plans. The Compensation Committee will continue to consider feedback from stockholders and the results of future advisory votes on executive compensation in making executive compensation decisions.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our senior executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other senior executives, and the Compensation Committee determines their compensation based on recommendations from the CEO. The executives do not play a role in their own individual compensation determinations.

Role of Compensation Consultants

With respect to decisions for 2022 target compensation of the NEOs, competitive review of senior executive and non-employee director compensation programs and peer group review for 2022, the Compensation Committee retained FW Cook to review market trends and advise the Compensation Committee, including review of Company-wide burn rate and related measures. FW Cook is the sole compensation consultant for the Compensation Committee and did not provide additional services outside of advising on the amount and form of executive and director compensation.

Our Compensation Committee has concluded that no conflicts of interest exist with respect to FW Cook’s provision of services after considering the following six factors: (i) the provision of other services to us by FW Cook; (ii) the amount of fees FW Cook received from us as a percentage of its total revenue; (iii) the policies and procedures of FW Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FW Cook consultants with a member of the Compensation Committee; (v) any of our stock owned by the FW Cook consultants; and (vi) any business or personal relationship of the FW Cook consultants or FW Cook with any of our executive officers.

The Compensation Committee is directly responsible for the appointment, compensation, and oversight of FW Cook. FW Cook reported directly to the Compensation Committee, although the Compensation Committee instructed FW Cook to work with management to compile information and to gain an understanding of the Company and any Company-related issues for consideration by the Compensation Committee, including market trends.

Compensation-Related Governance Policies

Clawback Policy

The Company’s Clawback Policy provides that, in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may cancel all or any portion of any outstanding incentive compensation, including annual bonuses and other short- and long-term cash, equity and equity-based incentive awards, which is in excess of the compensation the Company’s current and former officers as determined by the Board from time to time in accordance with Rule 16a-1 under the Securities Exchange Act of 1934 would have earned for the relevant fiscal period(s) had the accounting restatement not occurred. We intend to amend the Company’s clawback policy or adopt a new clawback policy as necessary to comply with the requirements of Exchange Act Rule 10D-1 prior to the effectiveness of the final Nasdaq listing standards implementing such rule.

Insider Trading & Anti-hedging/Pledging Policies

All of our non-employee directors and employees, including the NEOs, are subject to our Insider Trading Policy which forbids employees to trade in the Company’s stock, or any derivatives thereof, while holding non-public material information and designated employees who are thought to be regularly in possession of material non-public information are restricted from trading during the Company’s set “black-out periods”. Our insider trading policy prohibits all employees from engaging in hedging, pledging, trading on margin or any other speculative trading.

Stock Ownership and Holding Guidelines

The Company’s board of directors has adopted Stock Ownership and Holding Guidelines that apply to the Company’s board of directors, the CEO, and his executive team. As per the current guidelines, the CEO and his executive team are required to attain and maintain stock equal to four times the annualized base salary for the CEO and two times the annualized base salary for all other members of the CEO’s executive team. Non-employee members of the Board are required to attain and maintain stock equal to five times their annualized cash retainer.

Executives and directors who are covered by the policy are required to hold 50% of the “net profit shares” resulting from stock option exercises and/or vesting of other stock-based awards until they reach their applicable stock ownership level. “Net profit shares” refers to the number of shares actually held by the executive or director following a vesting or exercise event after covering withholding tax requirements and/or stock option exercise costs.

Once covered by the stock ownership policy, executives and members of the Board are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership requirement. Once an individual has achieved the required stock ownership level, he/she must maintain stock ownership at or above the required level. As of the Record Date, all the executives and directors subject to this policy are in compliance.

Compensation of the Named Executive Officers

In determining target total compensation for our NEOs for 2022, the Compensation Committee reviewed independent market data as well as then-current pay levels of the Company’s senior executives, the Company’s pay philosophy and corporate performance, and the individual performance of the NEOs and other executive-specific factors such as criticality, tenure, and skill set relative to external marketplace.

For a discussion of the Company’s performance for the year ended December 31, 2022, see “Executive Summary-2022 Business Highlights and Link to Pay Decisions” above.

54

Base Salary

As described in last year’s proxy statement, the base salaries for our NEOs were approved effective January 1, 2021, in USD. Because our NEOs are located in Israel, their salaries are paid in New Israeli Shekel (NIS). In late 2021, the Compensation Committee determined the NEOs’ salaries would not change for 2022. Because NEOs are paid in NIS, as a technical matter, their base salaries in USD appear changed due to exchange rate fluctuations between the USD and NIS. The following table sets forth the 2021-2022 base salaries for the NEOs:

Name and Principal Position	Annual base salary effective January 1, 2021 ($)	Annual base salary effective January 1, 2022 ($)	Percentage change	Annual base salary effective January 1, 2022 (USD converted from NIS amounts) (1)	Percentage change (2)
Zvi Lando - Chief Executive Officer	875,000	875,000	0%	922,831	5.5%
Ronen Faier - Chief Financial Officer	515,000	515,000	0%	568,329	10.4%
Uri Bechor - Chief Operations Officer	500,000	500,000	0%	540,193	8.0%
Rachel Prishkolnik - Vice President, General Counsel and Corporate Secretary	435,000	435,000	0%	478,295	10.0%
Yoav Galin - Vice President, Research and Development	435,000	435,000	0%	478,295	10.0%

(1)	Converted into U.S. Dollars from New Israeli Shekels based on the exchange rate on January 1, 2022.
(2)	Such percentage change is solely due to exchange rate fluctuations.

Annual Cash Incentive Compensation

For 2022, each NEO was eligible to receive an annual incentive compensation payment based on achievement of pre-established performance goals. For all of the NEOs, any earnouts under the annual cash incentive compensation program are contingent upon the Company achieving a minimum level of performance with respect to certain pre-established financial parameters. If the weighted average achievement for the financial measures is not at least 70% of target and profitability is not achieved, no annual cash incentive compensation is awarded to the NEOs.

For 2022, the performance goals established for our CEO were entirely based upon Company related financial, operational, and strategic objectives, including ESG objectives related to reduction of emissions, with a 55% weighting on the financial portion - Solar Revenue Targets, Non-solar Revenue Targets, Net Income and Solar Business Gross Margin targets. The remaining 45% of our CEO’s target bonus was based on goals related to Operations (8%), Product & Strategy (16%), Building Scalability (6%), ESG (5%), and an additional 10% based on the discretion of the board of directors.

For the remaining NEOs, the Company Goals detailed below were weighted 50% (100% for the CEO), and the remaining 50% was based upon individual performance goals, with any bonus earnout contingent upon reaching a general score for the financial goals of at least 70% and positive net income.

The Company exceeded the minimum financial goals required for bonus payments by achieving annual solar revenue of $2.9 billion, gross margin for the solar segment of 29.8%, Revenues of $188.5 million generated from the Company’s non-solar segment and an operating income of $486.9 million for the solar segment. The Operations, Strategy and Scalability & Infrastructure Goals related to specific targets set by the Compensation Committee in accordance with the Company’s plans for the year to follow. For example, for 2022, these goals included ramp of the Company’s manufacturing capabilities in the Mexico factory, ramp of Sella 2, the Company’s manufacturing facility for the production of lithium-ion cells and batteries in Korea, development of new solar products, measurable ESG goals related to reduction of GHG emissions and specific parameters relating to strategic planning related to our non-solar organizations and products.

	Goal Type	Percentage of Total	2022 Achievement vs. Goals (Corporate Performance)	2022 Goal Achievement
Financials	Revenue for the Solar business	25%	$2.9 billion vs. $2.6 billion goal	28.1%
	Operating Profitability	9%	$486.9 million in net income vs. $455 million goal	9.6%
	Gross Margin	15%	29.8% gross margin in solar business vs. 31% goal	14.4%
	Non- solar business	6%	Targets relating to revenues and loss of non- solar businesses (Critical Power, e-Mobility and storage)	4.9%
Other Corporate Goals	Strategy	16%	Goals which included the development of new inverter technologies, initiation and execution of long-term manufacturing strategy and execution of strategic plans regarding our non-solar businesses.	13.6%
	Scalability & Infrastructure	6%	Goals which included maintaining a higher employee retention rate.	6.2%
	Operations	8%	Goals included increasing manufacturing capacity in Mexico, ramp of manufacturing in Sella 2 and certain cost reduction and quality related initiatives	6.2%
	ESG	5%	Reduction of over 6% GHG emissions per $1 revenues	5.0%
Board Discretion		10%	Not applicable	10.0%
Total		100%		98.0% of Target Corporate Performance Achieved*

While the 2022 bonus, structure allows for overachievement of the goals, the Company has never paid beyond 110% of the bonus target and the ability to reach 150% of the target is not considered possible from a business perspective.

In addition to the aforementioned corporate performance goals detailed above, which were weighted 50% for each NEO (except for the CEO), each NEO had additional individual pre-determined performance goals relating to their respective specific areas of responsibility and contribution to the Company, which comprised the remaining 50% of their 2022 bonus determination. These individual performance goals relate to each executive’s responsibilities and contributions toward the success and growth of the Company for the forthcoming year.

Each NEO has a certain target bonus that is preapproved by the Compensation Committee. In 2021, the Compensation Committee determined that it was advisable to increase the target annual incentive of the CEO, CFO and COO to 110% of the CEO’s annual base salary and 80% of the CFO’s and COO’s base salary for 2022. The other two NEOs are eligible for up to eight months of such NEO’s monthly base salary. NEOs can achieve beyond their target bonus if the performance goals are exceeded. Each of the NEOs received a bonus under the compensation plan after review by the Compensation Committee of the specific performance goals and determination of their level of achievement. The results of the Compensation Committee’s evaluation of goal attainment for the NEOs are summarized below:

Mr. Lando

Mr. Lando’s entire bonus was based on the corporate performance goals described above and he was not eligible for any individual performance component.

Mr. Faier

The Compensation Committee determined that Mr. Faier attained 49.4% of the 50% of his individual personal performance goals for 2022. His performance targets included managing the Company’s business plan and financial risks, including oversight of internal audits, maintaining or improving specific financial parameters including gross margin and operating expense measures, support finance infrastructure, and managing all investor relation activities. In addition, Mr. Faier’s personal performance goals also included overseeing operations of the Company’s storage division including the operations of Kokam, oversight of the product roadmap and the expansion of manufacturing of lithium-ion cells and batteries.

Mr. Bechor

The Compensation Committee determined that Mr. Bechor attained 49.1% of the 50% of his individual personal performance goals for 2022. His targets related to production, including meeting the manufacturing capacity and inventory levels established to meet the Company’s business plan, and meeting plans for delivery of the Company’s residential battery. In addition, Mr. Bechor’s personal performance goals included, among others, certain cost reduction plans and goals related to the ramp of production from the Company’s contract manufacturing facility in Mexico as well as the ramp of production of Sella 2, the Company’s manufacturing facility in South Korea.

Ms. Prishkolnik

The Compensation Committee determined that Ms. Prishkolnik attained 47.0% of the 50% of her individual personal performance goals for 2022. Her targets included management of corporate governance matters, management of the Company’s intellectual property portfolio, and strategy and litigation. In addition, Ms. Prishkolnik’s personal performance goals included support of the Company’s global legal commercial needs in sales, customer support, operations, general administrative needs and R&D as well as leading the negotiation process of any relevant acquisitions.

Mr. Galin

The Compensation Committee determined that Mr. Galin attained 42.0% of the 50% of his individual personal performance goals for 2022. His targets included, developing new inverter technologies, next generation optimizer, a next generation residential battery and a utility scale inverter. In addition, Mr. Galin’s personal performance goals included specific parameters defined to support the Company’s operations, sales and support departments.

*Any bonus payment for the CEO or other NEOs is contingent upon the Company meeting at least 70% of its Financial Goals and having a positive net income

Our 2022 NEO bonuses were earned at 90.9% to 98.4% of target, which was a function of corporate performance for our CEO and a combination of corporate and individual performance for our other NEOs, as detailed above.

NEO	2022 Bonus Target ($)	2022 Actual Bonus ($)	2022 Actual Bonus as % of Target
Zvi Lando	962,500	942,958	98.0%
Ronen Faier	412,000	405,204	98.4%
Uri Bechor	400,000	392,423	98.1%
Rachel Prishkolnik	290,000	278,356	96.0%
Yoav Galin	290,000	263,711	90.9%

Equity Compensation

In late 2021, the Compensation Committee evaluated the equity compensation of Mr. Lando and other senior executives as part of the study performed by its independent consultant. Based on investor feedback, the Compensation Committee changed the mix of equity compensation granted to its executives in order to more closely tie executive compensation to performance. As part of this change, the Compensation Committee decided to remove options from the Company’s long-term incentive program. Therefore, for all the NEOs, the award type mix is comprised of PSUs and RSUs, each weighted 50%. The Company believes that this ratio supports a performance based compensation program that aligns the NEOs’ interests with the interests of stockholders, and provides a balance between maximizing stockholder value (given that PSUs are tied to the TSR performance ranking of the Company, relative to the TSR of the companies that comprise the S&P 500 index) and retention (given that RSUs only become payable based upon continued service over time).

The RSUs vest quarterly over 4 years.

The 2022 PSUs were broken-up into three performance periods as follows: 25% based on a one-year performance period (2022); 25% based on a two-year performance period (2022-2023); and 50% based on a three-year performance period (2022-2024); with any earned amounts for each tranche becoming vested after performance for the applicable tranche is certified. The possible level of payout for each tranche is as follows:

The PSUs granted in 2022 used multiple performance periods (with the tranche based on a single three-year performance period weighted more than the other tranches), in order to smooth the vesting gap from the previous equity award program which included stock options with a 4-year quarterly vesting schedule and PSUs with a 4-year annual vesting schedule (if performance was achieved in the year of grant). This was a one-time transition year action and the PSUs granted in 2023 are based entirely on a single three-year performance period (and otherwise structured consistent with the 2022 PSUs in terms of the performance measurement structure). 25% of the PSUs granted in 2022 were subject to a one-year performance period, which ended on December 31, 2022. Following the end of the fiscal year, the Compensation Committee determined (based on a third party report) that the Company’s TSR for the period measured from January 1, 2022 to December 31, 2022 of 0.96% compared to the constituents of the S&P 500 Index companies’ TSR over the same one-year period, resulted in a positioning of 140 out of the S&P 500 companies and translated to 142.9% of the PSUs subject to such one-year performance period becoming vested.

Employment Agreements

During 2022, we were party to employment agreements with Messrs. Lando, Faier, Galin, Bechor and Ms. Prishkolnik. Each of these employment agreements provides for employment of the NEO on an “at will” basis and provides for a base salary, vacation, sick leave, payments to a pension and severance fund, as well as to an Israeli recreational fund and recuperation pay, in accordance with Israeli law. On May 16, 2017, our Compensation Committee approved the amendment of the employment agreements of our executive officers in order to standardize all executive management agreements. Following the amendment, all executive management employment agreements provide for double-trigger equity vesting following a change of control event. See the sections below entitled “Executive Compensation Table Narrative-Employment Agreements” and “Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control” for more information.

Other Compensation

Our NEOs receive benefits that we generally make available to all salaried employees in Israel, where the NEOs are located. These include contributions to an education fund and to a fund known as Manager’s Insurance, which provides for a combination of retirement plan, insurance, and severance pay benefits to Israeli employees. See the section below entitled “Executive Compensation Table Narrative-Employment Agreements” for more information. Executives do not receive any special perquisites not extended to other employees of the Company.

Tax Deductibility of Compensation

For 2017 and prior years, Section 162(m) of the Internal Revenue Code (the Code) generally limited the deductibility of compensation to $1 million per year per person for certain of our NEOs, unless compensation in excess of the limit qualified as “performance-based compensation.” Following the changes to the tax laws effective as of January 1, 2018, that eliminated the exception for “performance-based compensation”, we are unable to deduct compensation payable to NEOs in excess of $1,000,000 per year per NEO under US corporate income tax law.

While our Compensation Committee considers the impact of this tax treatment, the primary factor influencing program design is the support of our business objectives. Generally, whether incentive compensation will be deductible under Section 162(m) of the Code will be a consideration, but not the decisive consideration, with respect to our Compensation Committee’s compensation determinations. Accordingly, our Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax deductible in order to achieve a strategic result that our Compensation Committee determines to be more appropriate.

Prohibition on Hedging, Pledging and other Speculative Transactions

Our Insider Trading Policy, among other things, prohibits all officers, directors, and all other employees of the Company, from engaging in hedging, or other speculative transactions relating to Company shares including trading in puts or calls in Company securities, short-sales of Company securities, or through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds or any transactions that have, or are designed to have, the effect of hedging or offsetting any decrease in the market value of Company securities. Officers, directors and all employees of the Company are further prohibited from holding Company securities in margin accounts or otherwise pledging Company securities as collateral for a loan.

Compensation

Committee Report

This report shall not be deemed incorporated by reference or by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed with management and its independent consultant, the Compensation Discussion and Analysis above, and based on such reviews and discussions, recommended to our board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee,

Avery More, Chairperson

Nadav Zafrir

Betsy Atkins

Compensation Risk

Our compensation programs are designed to balance risk and reward in relation to the Company’s overall business strategy. Management assessed, and the Compensation Committee reviewed, our senior executive and broad-based compensation and benefits programs. Based on this assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Among the program attributes that discourage inappropriate risk-taking are:

The balance between annual and long-term compensation, including the fact that a significant portion of compensation is delivered in the form of equity incentives that vest over several years;
PSUs are measured against the Company’s TSR relative to the TSR of companies on the S&P 500 index, and are subject to a three-year vesting period;
The use of multiple financial metrics for performance-based annual cash incentive awards and the use of individual goals under our annual cash incentive program;
The compensation committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation;
Our management stock-selling restrictions encourage a longer-term perspective and align the interests of senior executives and the board, as applicable, with other stockholders; and
We maintain a clawback policy applicable to our executive team which provides for the recoupment of incentive-based compensation in the event of a financial restatement.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2022, the year ended December 31, 2021, and the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)(6)	Option Awards ($)(2)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(1)(5)	Total ($)
Zivi Lando – Chief Executive Officer	2022	850,952	-	5,499,905	942,958	131,090 (7)	7,424,905
	2021	888,765	1,130,335	4,299,750	905,566	136,920	7,361,336
	2020	477,133	1,019,977	1,979,899	526,516	76,185	4,079,710

Ronen Faier – Chief Financial Officer	2022	524,062	-	2,000,177	405,204	82,649 (8)	3,012,092
	2021	547,350	410,970	1,584,859	334,724	85,862	2,963,765
	2020	395,739	411,349	798,598	302,034	63,573	1,971,293

Uri Bechor – Chief Operating Officer	2022	498,118	-	2,000,177	392,423	78,708 (9)	2,969,426
	2021	520,252	410,970	1,584,859	306,141	84,280	2,906,502
	2020	385,526	327,384	635,498	282,884	63,044	1,694,336

Rachel Prishkolnik – VP General Counsel and Corporate Secretary	2022	441,040	-	1,499,846	278,356	68,199 (10)	2,287,441
	2021	460,639	308,227	1,188,486	277,073	71,082	2,305,507
	2020	352,668	327,384	635,498	261,010	55,694	1,632,254

Yoav Galin – VP Research and Development	2022	441,040	-	1,499,846	263,711	70,460 (11)	2,275,057
	2021	460,639	308,227	1,188,486	251,263	73,419	2,282,034
	2020	352,668	327,384	635,498	232,252	58,336	1,606,138

(1)	We paid the amounts reported for each NEO in New Israeli Shekels. We have translated amounts paid in New Israeli Shekels into U.S. dollars at the foreign exchange rate published by the Bank of Israel as of the date of payment.
(2)	The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2ad to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 22, 2023. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value.
(3)	The amounts for the PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards table later in this proxy statement. Assuming attainment of the maximum level of performance, the values of the PSUs as of the grant date would be equal to $4,125,000 for Mr. Lando, $1,500,000 for Mr. Faier and Mr. Bechor, and $1,125,000 for Ms. Prishkolnik and Mr. Galin.
(4)	Represents the cash bonuses earned pursuant to our annual cash incentive program. For more information, see the discussion in the CD&A under the caption Annual Cash Incentive Compensation.

(5)	Includes mainly the contribution by the Company to severance funds, pension funds and Israeli recreational funds and a recuperation allowance.
(6)	Salaries for 2022 in New Israeli Shekel did not change as compared to salaries for 2021. The Dollar amount of the salaries for 2022 appears to be lower as compared to 2021, due to exchange rate fluctuations of the USD versus the New Israeli Shekel.
(7)	Including a $70,884 contribution by the Company to Mr. Lando’s severance fund and $60,206 in aggregate Company contributions to pension and Israeli Recreational funds and recuperation allowance.
(8)	Including a $43,654 contribution by the Company to Mr. Faier’s severance fund and $38,995 in aggregate Company contributions to pension and Israeli Recreational funds and recuperation allowance.
(9)	Including a $41,493 contribution by the Company to Mr. Bechor’s severance fund and $37,215 in aggregate Company contributions to pension and Israeli Recreational funds and recuperation allowance.
(10)	Including a $36,739 contribution by the Company to Ms. Prishkolink’s severance fund and $31,460 in aggregate Company contributions to pension and Israeli Recreational funds and recuperation allowance.
(11)	Including a $36,739 contribution by the Company to Mr. Galin’s severance fund and $33,721 in aggregate Company contributions to pension and Israeli Recreational funds and recuperation allowance.

2022 Grants of Plan-Based Awards

Name	Equity Award Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Zivi Lando			962,500
	01/03/22							9,736	2,749,933
	02/14/22				2,416	9,666	14,499		2,749,972
Ronen Faier			412,000
	01/03/22							3,540	999,873
	02/14/22				879	3,516	5,274		1,000,304
Uri Bechor			400,000
	01/03/22							3,540	999,873
	02/14/22				879	3,516	5,274		1,000,304
Rachel Prishkolnik			290,000
	01/03/22							2,655	749,905
	02/14/22				659	2,636	3,954		749,941
Yoav Galin			290,000
	01/03/22							2,655	749,905
	02/14/22				659	2,636	3,954		749,941

(1)	The Non-Equity Incentive Plan does not include any thresholds or a maximum cap for the Non-Equity Incentive Awards; provided, however, that the Named Executive Officers would not be entitled to any payment if the Financial Goals under the plan were not achieved at 70% of target and a positive net income had not been achieved.
(2)	These amounts reflect the PSUs granted to the NEOs in 2022, which were eligible to vest between 25% and 150% of the number of shares shown in the “Target” sub-column based on the Company’s total stockholder return (“TSR”) performance relative to the TSR performance of the companies in the S&P500 index, as of the valuation date. The amounts in the “Threshold” sub-column refer to the minimum number of shares that will vest for a certain level of performance under the plan. The amounts in the “Target” sub-column refers to the number of shares that will vest if the specified performance target is reached. The amounts in the “Maximum” sub-column refers to the possible maximum number of shares that will vest under the award.
(3)	The amounts in this column represent the aggregate grant date fair value of the equity-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity-based awards in Note 2ad to the audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 22, 2023. There can be no assurance that these awards will vest (in which case no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value.

Executive Compensation Table Narrative

Employment Agreements

We or SolarEdge Technologies, Ltd., our Israeli subsidiary, are party to the following employment agreements: (1) an employment agreement with Mr. Lando effective as of May 17, 2009, pursuant to which he was appointed to serve as SolarEdge Technologies Ltd.’s Global Vice President of Sales. Beginning August 26, 2019, Mr. Lando was appointed as CEO of the Company and the Compensation Committee approved an increase in his base salary but no other amendments were made to his Employment Agreement; (2) an employment agreement with Mr. Faier, effective as of December 1, 2010, pursuant to which he serves as SolarEdge Technologies Ltd.’s Chief Financial Officer; (3) an employment agreement with Ms. Prishkolnik, effective November 1, 2010, pursuant to which she serves as our VP General Counsel and Corporate Secretary; (4) an employment agreement with Mr. Galin effective as of June 1, 2006 pursuant to which he serves as our Vice President, Research and Development; and (5) an employment agreement with Mr. Bechor effective as of September 1, 2019, pursuant to which he serves as our Chief Operating Officer.

Each of these employment agreements provides for employment of the NEO on an “at-will” basis. In all cases, either party may terminate the agreement by providing 90 days prior written notice other than Mr. Bechor’s employment agreement that entitles him to 180 days prior written notice, provided, however, that we may terminate the agreements immediately and without prior notice and make a payment in lieu of advance notice, in accordance with applicable law. In addition, we may also terminate the agreements immediately upon written notice in the event of “cause” (as defined therein) which may include a conviction of a crime of moral turpitude, a material breach of fiduciary duties towards the company or its parent company, engagement in competing activities, or a material breach of confidentiality and non-disclosure obligations towards the company or its parent company; a material breach of the employment agreement or other circumstances under which severance pay may be denied from such employee under the applicable Israeli law.

The agreements provide for a base salary, vacation, sick leave, payments to a pension and severance fund as well as an Israeli recreational fund and recuperation pay in accordance with Israeli law. Pursuant to the agreements, we have affected a manager’s insurance policy for each NEO pursuant to which we make contributions on behalf of each NEO as well as the required statutory deductions from salary and any other amounts payable under the agreements on behalf of each NEO to the relevant authorities in accordance with Israeli law. For all NEOs, we contribute 8.33% of each NEO’s base salary toward the policy for the severance pay component, 6.5% for the savings and risk component, 7.5% for the educational fund component, up to approximately $4,000 per year and up to 2.5% for disability insurance.

In the event that an employee has a manager’s insurance fund the employer shall be required to allocate a portion of its contributions to purchase disability insurance to insure 75% of an employee’s salary which allocation shall not decrease the severance component of the employer’s contributions below 5% or increase total employer contributions above 7.5%. In all cases we deduct 6% of each NEO’s base salary to be paid on behalf of the NEO toward the policy and 2.5% for the educational fund component.

Outstanding Equity Awards at December 31, 2022

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2022, including the applicable vesting dates.

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested ($) *	Equity Incentive Plan Awards: Number of Unearned Units that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units that have not Vested ($)*
Zvi Lando	2,922	-	$38.05	02-Jan-28	-	-	-	-
	27,665	1,730 (1)	$36.15	02-Jan-29	-	-	-	-
	19,011	5,941 (2)	$101.81	02-Jan-30	-	-	-	-
	6,700	3,769 (3)	$311.35	05-Jan-31	-	-	-	-
	-	-	-	-	951(4)	$269,390	-	-
	-	-	-	-	6,078 (5)	$1,721,715	-	-
	-	-	-	-	4,968 (6)	$1,407,285	-	-
	-	-	-	-	3,004 (7)	$ 850,943	-	-
	-	-	-	-	7,911 (8)	$ 2,240,949	-	-
	-	-	-	-	-	-	7,128 (9)	$2,019,148

Ronen Faier	5,119	-	$14.85	14-Feb-27	-	-	-	-
	7,396	-	$38.05	02-Jan-28	-	-	-	-
	27,665	1,730 (1)	$36.15	02-Jan-29	-	-	-	-
	7,667	2,396 (2)	$101.81	02-Jan-30	-	-	-	-
	2,436	1,371 (3)	$311.35	05-Jan-31	-	-	-	-
	-	-	-	-	951 (4)	$269,390	-	-
	-	-	-	-	2,452 (5)	$694,578	-	-
	-	-	-	-	2,168 (6)	$614,129	-	-
	-	-	-	-	728 (7)	$ 206,221	-	-
	-	-	-	-	2,877 (8)	$ 814,968	-	-
	-	-	-	-	-	-	2,593 (9)	$734,519

Uri Bechor	3,815	1,907 (2)	$101.81	02-Jan-30	-	-	-	-
	2,436	1,371 (3)	$311.35	05-Jan-31	-	-	-	-
	-	-	-	-	2,727 (10)	$772,477	-	-
	-	-	-	-	1,951 (5)	$552,660	-	-
	-	-	-	-	2,168 (6)	$614,129	-	-
	-	-	-	-	728 (7)	$ 206,221	-	-
	-	-	-	-	2,877 (8)	$ 814,968	-	-
	-	-	-	-	-	-	2,593 (9)	$734,519

Rachel Prishkolnik	1,376	1,376 (1)	$36.15	02-Jan-29	-	-	-	-
	1,907	1,907 (2)	$101.81	02-Jan-30	-	-	-	-
	1,827	1,028 (3)	$311.35	05-Jan-31	-	-	-	-
	-	-	-	-	757 (4)	$214,435	-	-
	-	-	-	-	1,951 (5)	$552,660	-	-
	-	-	-	-	1,626 (6)	$460,597	-	-
	-	-	-	-	546 (7)	$154,665	-	-
	-	-	-	-	2,158 (8)	$611,297	-	-
	-	-	-	-	-	-	1,944 (9)	$550,677

Yoav Galin	2,499	-	$5.01	29-Oct-24	-	-	-	-
	8,400	-	$25.09	19-Aug-25	-	-	-	-
	17,784	-	$17.14	23-Aug-26	-	-	-	-
	40,948	-	$14.85	14-Feb-27	-	-	-	-
	19,721	-	$38.05	02-Jan-28	-	-	-	-
	22,007	1,376 (1)	$36.15	02-Jan-29	-	-	-	-
	6,102	1,907 (2)	$101.81	02-Jan-30	-	-	-	-
	1,827	1,028 (3)	$311.35	05-Jan-31	-	-	-	-
	-	-	-	-	757 (4)	$214,435	-	-
	-	-	-	-	1,951 (5)	$552,660	-	-
	-	-	-	-	1,626 (6)	$460,597	-	-
	-	-	-	-	546 (7)	$154,665	-	-
	-	-	-	-	2,158 (8)	$611,297	-	-
	-	-	-	-	-	-	1,944 (9)	$550,677

*	The market value of shares or units of stock that have not vested is based on the number of shares or units of stock that have not vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2022 ($283.27).
(1)	The shares subject to the stock option vest over a four-year period commencing February 28, 2019, with 1/16 of the shares vesting quarterly thereafter.
(2)	The shares subject to the stock option vest over a four-year period commencing February 28, 2020, with 1/16 of the shares vesting quarterly thereafter.
(3)	The shares subject to the stock option vest over a four-year period commencing February 28, 2021, with 1/16 of the shares vesting quarterly thereafter.
(4)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2019, with 1/16 of the shares vesting quarterly thereafter.
(5)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2020, with 1/16 of the shares vesting quarterly thereafter.
(6)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2021, with 1/16 of the shares vesting quarterly thereafter.
(7)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2021, 25% of the shares vest after 12 months and 1/12 of the shares vest quarterly thereafter.
(8)	The shares subject to the RSU vest over a four-year period commencing on February 28, 2022, with 1/16 of the shares vesting quarterly thereafter.
(9)	The PSUs are based on TSR Performance, whereby 33.3% are subject to 2 years vesting period that ends on December 31, 2023, and 66.6% are subject to 3 years vesting period that ends on December 31, 2024.
(10)	The RSUs vest over a four-year period commencing on November 30, 2019; 25% of the shares vested after 12 months and 1/12 of the shares vest quarterly thereafter.

Option Exercises and Stock Vested Table

The following table provides information regarding option exercises and stock vested during the year ended December 31, 2022, for each NEO.

	Option Awards		Stock Awards
Name:	Number of Shares Acquired on Exercise	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Zvi Lando	19,399	$5,968,464	19,376	$5,446,506
Ronen Faier	-	-	9,994	$2,808,380
Uri Bechor	2,287	$544,741	7,798	$2,193,262
Rachel Prishkolnik	11,933	$2,844,563	9,029	$2,537,408
Yoav Galin	-	-	7,936	$2,229,564

(1)	The value realized on exercise is calculated as the difference between (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold upon exercise or (ii) the closing price of the shares underlying options exercised if the shares were not immediately sold after exercise and (B) the applicable exercise price of the options.
(2)	The value realized on vesting is calculated by multiplying (A) the closing price of a common share on the vesting date and (B) the number of shares acquired on vesting before withholding taxes.

Potential Payments and Acceleration of Equity upon Termination or Termination in Connection with a Change in Control

Severance

Pursuant to the terms of the employment agreements with the NEOs, as well as in accordance with Israeli law, upon a termination of the NEO’s employment, each NEO is entitled to the payments we have made on behalf of each NEO to the Manager’s Insurance Policy.

Equity Acceleration

Pursuant to the terms of their respective employment agreements, if within twelve months following the occurrence of a “change in control” an NEO is terminated without “cause” or if an NEO terminates his or her employment due to “justifiable reasons” (each such term as defined in the NEOs employment agreements), the NEO will be entitled to full acceleration of any unvested shares of restricted stock or stock options held by him at the time of such termination.

Furthermore, in the event of a “Transaction” (as defined in our 2007 Global Incentive Plan (the “2007 Plan”)), all outstanding equity held by each NEO will accelerate to the extent such awards are not assumed or substituted by a successor corporation in connection with such transaction.

Under our PSU Award Agreement, in the event that a Change in Control that occurs prior to the completion of the Performance Period, the PRSUs shall be converted into time-based restricted stock units based on performance through the date of the Change in Control that will vest in full on the last day of the respective one-year, two-year or three-year performance period, as applicable and subject to Continuous Service through each such date. In the event of a termination by the Company without Cause within 12 months following the date of the Change in Control, any unvested time-based restricted stock units will accelerate on the date of such termination.

Potential Payments as of December 31, 2022

The following tables show the value of the potential payments and benefits our named executive officers would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2022, triggering date and, where applicable, using a price per share for our common stock of $283.27 (the closing price of a share of our common stock as of the last trading day of the year ended December 31, 2022).

Zivi Lando	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	10,015,002
Total	-	-	-	10,015,002

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2022, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2022.

Ronen Faier	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	4,196,100
Total	-	-	-	4,196,100

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2022, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2022.

Uri Bechor	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	4,041,018
Total	-	-	-	4,041,018

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2022, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2022.

Rachel Prishkolnik	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	3,230,412
Total	-	-	-	3,230,412

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2022, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2022.

Yoav Galin	Termination upon Death of Employee ($)	Termination for Cause ($)	Resignation by the Employee or Termination without Cause by the Company ($)	Termination w/o Cause within 12 months of Change in Control ($)
Equity Grants Vesting (1)	-	-	-	3,230,412
Total				3,230,412

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on the last trading day of the year ended December 31, 2022, and, in the case of RSUs and PSUs, the number of units that would have vested multiplied by the closing price of our common stock on the last trading day of the year ended December 31, 2022.

2022 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Zvi Lando, and the ratio of these two amounts. The 2022 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2022, other than Mr. Lando, was $92,427. Mr. Lando’s 2022 annual total compensation was $7,424,905 and the ratio of these two amounts was 80.3 to 1. Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the “median employee,” we utilized the 2022 base salary earned during the year and target annual cash incentive for the 2022 performance year, which we annualized for any permanent employee who did not work for the entire year.

Earnings of our employees outside the U.S. were converted to U.S. dollars using annual average currency exchange rates.

Using the measure described above, we identified a “median employee” who is a full-time employee located in Israel and calculated the median employee’s annual total compensation for our pay ratio in accordance with applicable SEC rules for calculating Summary Compensation Table compensation.

SolarEdge is a global company, with operations worldwide and with its executive officers and a majority of its employees located in Israel, the country in which our headquarters office is located. Because the SEC rules for identifying our median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

2022 Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

	Summary Compensation	Compensation	Average Summary	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Table Total for PEO ($)(1)	Actually Paid to PEO ($)(2)	Compensation Table Total for Non-PEO NEOs ($) (3)	Actually Paid to Non-PEO NEOs ($) (2)	Total Stockholder Return(4)	Peer Group Total Stockholder Return(4)	Net Income (in $ '000)	Revenue (in $ '000) (5)
2022	7,424,905	8,059,218	2,636,004	2,906,092	297.90	236.28	93,779	3,110,279
2021	7,361,336	4,432,838	2,614,452	1,155,059	295.06	249.34	169,170	1,963,865
2020	4,079,710	22,873,251	1,726,006	12,553,361	335.60	332.88	140,322	1,459,271

(1)	The amounts reported for Mr. Lando (our Chief Executive Officer) for each corresponding year are the amounts reported in the “Total” column of the Summary Compensation Table. Refer to the Executive Compensation Tables – Summary Compensation Table.
(2)	SEC rules require certain adjustments be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay Versus Performance” table above. For purposes of the equity award adjustments shown below, no equity awards were cancelled due to a failure to meet vesting conditions. The following table details the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the named executive officers other than the CEO). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2022	2021	2020
Summary Compensation Table Total	7,424,905	7,361,336	4,079,710
Less, value of Stock Awards reported in Summary Compensation Table	(5,499,905)	(5,430,085)	(2,999,876)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	4,260,098	4,267,157	8,838,241
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	164,004	(1,399,216)	8,285,223
Plus, fair value as of vesting date of equity awards granted and vested in the year	1,542,483	606,385	1,177,822
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	167,635	(972,739)	3,492,132
Compensation Actually Paid to Mr. Lando	8,059,218	4,432,838	22,873,251

Average Compensation Actually Paid to Non-PEO NEOs	2022	2021	2020
Average Summary Compensation Table Total	2,636,004	2,614,452	1,726,006
Less, average value of Stock Awards reported in Summary Compensation Table	(1,750,012)	(1,746,271)	(1,024,648)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	1,355,730	1,327,041	3,018,933
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	59,705	(721,319)	6,004,022
Plus, average fair value as of vesting date of equity awards granted and vested in the year	490,488	223,432	402,245
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	114,176	(542,275)	2,426,802
Compensation Actually Paid to Average Non-PEO NEOs	2,906,092	1,155,059	12,553,361

(3)	The dollar amounts represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Lando) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in all applicable years are as follows: Ronen Faier, Uri Bechor, Rachel Prishkolnik and Yoav Galin.
(4)	TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019. The peer group TSR represents TSR of the Invesco Solar ETF index.
(5)	Represents total annual revenue.

Description of Certain Relationships of Information Presented in the Pay Versus Performance Table

As described in more detail in the Compensation Discussion & Analysis, the Company’s executive compensation program promotes stockholder interests by aligning compensation with our business objectives, including by introducing long term incentives with long term performance goals. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid.” In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Company vs Peer Group TSR and Compensation Actually Paid

Compensation Actually Paid vs Net Income

Compensation Actually Paid vs Revenue

Financial Performance Measures

As described in greater detail in the Compensation Discussion and Analysis, the Company’s executive compensation program promotes stockholder interests by aligning compensation with our business objectives, including by introducing long term incentives with long term performance goals. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.	Revenue
2.	Gross Margin
3.	Operating Profitability

Transactions with Related Persons

Review, Approval, or Ratification of Transactions with Related Persons

The Audit Committee of our Board of Directors has primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that the Audit Committee shall review and approve in advance any related person transactions.

We adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any proposed “related person” transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In accordance with Item 404 of Regulation S-K, our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related person’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, and transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

Fiscal Year 2022 Transactions with Related Persons

Since the beginning of the last fiscal year, there have been no transactions, and there are no currently proposed transactions with any “related person” that require disclosure under Item 404 of Regulation S-K.

Report Of the Audit Committee

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The principal purpose of the Audit Committee is to represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications, independence and performance; and (iv) the design, implementation, and performance of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter and summarized starting on page 24 of this Proxy Statement.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. EY, our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements included in our 2022 Annual Report on Form 10-K for the year ended December 31, 2022, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

The Audit Committee has also reviewed and discussed with EY the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022. In addition, the Audit Committee discussed with EY those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, EY provided to the Audit Committee, the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with EY its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

THE AUDIT COMMITTEE

Marcel Gani (Chairperson)

Tal Payne

Avery More

SolarEdge Technologies, Inc.

1 Hamada Street, Herzeliya, Israel, 4673335

Proxy Statement

June 1, 2023

The Meeting

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors”, the “board of directors” or the “Board”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Gibson, Dunn & Crutcher LLP’s offices located at 200 Park Ave, New York, NY 10166 at 9 am eastern time. The Notice and the proxy materials, including this Proxy Statement, were first made available to stockholders on or about April 21, 2023. Stockholders of record can access the proxy materials by following instructions in the Notice and visiting www. proxyvote.com. Beneficial owners should review these proxy materials and their voting instruction card or Notice for how to vote in advance of and participate in the Annual Meeting. Electronic copies of this Proxy Statement and our 2022 Annual Report are also available at the Company’s website at http://investors.solaredge.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 3, 2023 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on April 3, 2023, we had 56,343,163 shares of common stock outstanding and entitled to vote.

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date. There is no cumulative voting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of the majority of the voting power of the stock outstanding and entitled to vote at the annual meeting, present at the annual meeting or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1

Election of Directors Nominees Named in this Proxy Statement - directors will be elected if the number of votes cast at the Annual Meeting for the nominee’s election exceeds the number of votes cast against the nominee’s election. Abstentions and “broker non-votes” (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2

Ratification of Appointment of Independent Registered Public Accounting Firm for 2023- requires the affirmative vote of the holders of a majority of the voting power of the stock, present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 2. While there should be no “broker non-votes” in respect of this proposal, any such broker non-votes will have no effect on this Proposal No. 2.

Proposal No. 3

Advisory Vote to Approve the Compensation of our Named Executive Officers (the “Say-on-Pay” vote) - requires the affirmative vote of the holders of a majority of the voting power of the stock present represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes against this Proposal No. 3. “Broker non-votes” will have no effect on this Proposal No. 3. This advisory vote is not binding on the Board. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs and making compensation decisions.

Proposal No. 4

Vote to Indicate, on an Advisory and Non-Binding Basis, the Preferred Frequency of Future Stockholder Advisory Votes to Approve the Compensation of Our Named Executive Officers (the “Say-on-Frequency” vote) - requires the affirmative vote of the holders of a majority of the voting power of the stock present or represented by proxy and entitled to vote on the matter. Stockholders will be able to vote for EVERY YEAR, EVERY 2 YEARS, or EVERY 3 YEARS, or ABSTAIN. Abstentions will have the same effect as votes against this Proposal No. 4. “Broker non-votes” will have no effect on this Proposal No. 4. However, because this proposal has three possible substantive responses (EVERY YEAR, EVERY 2 YEARS, and EVERY 3 YEARS), if none of the frequency alternatives receives the affirmative vote of the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote on the matter, we will consider stockholders to have recommended the frequency that receives a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter.

Proposal No. 5

Amendment of the Company's Certificate of Incorporation to Declassify the Board and Phase-In Annual Elections - requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote on the matter. Abstentions and “broker non-votes” will have the same effect as votes against this Proposal No. 5.

Proposal No. 6

Amendment of the Company's Certificate of Incorporation to Remove the Supermajority Voting Requirements to Amend Certain Provisions of the Company’s Certificate of Incorporation and Bylaws - requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote on the matter. Abstentions and “broker non-votes” will have the same effect as votes against this Proposal No. 6.

Proposal No. 7

Amendment of the Company's Certificate of Incorporation to Add a Federal Forum Selection Provision for Causes of Action under the Securities Act of 1933 - requires the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote on the matter. Abstentions and “broker non-votes” will have the same effect as votes against this Proposal No. 7.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are making the proxy materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs incurred by the Company for the 2023 Annual Meeting and helps to conserve natural resources.

On or about April 21, 2023, we mailed the Notice in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials on the Internet and how to vote.

If you received the Notice by mail, you will not be receiving a printed copy of the proxy materials unless you request a printed copy, currently or on an ongoing basis. If you received the Notice by mail and would like to receive a paper or email copy of the proxy materials, follow the instructions on the Notice. Stockholders who requested paper copies of the proxy materials or previously elected electronic receipt, did not receive the Notice and will receive the proxy materials in the format requested.

How You Can Access the Proxy Materials Electronically or Sign Up for Electronic Delivery and Donate to Conservation International

We would like to encourage stockholders to help us reduce the environmental impact of our annual meeting. This Proxy Statement and our Annual Report may be viewed online at www.proxyvote.com. Stockholders can also sign up to receive proxy materials electronically by visiting www.proxyvote.com. SolarEdge will make a $1.00 donation to Conservation International for every stockholder who signs up for electronic delivery.

Go paperless and help Conservation International empower societies to care for nature responsibly and sustainably.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote at the Annual Meeting or in advance of the Annual Meeting by telephone or electronically via the Internet by following the instructions included in the Notice or by completing, dating and signing the proxy card and promptly returning it in the enclosed envelope if you request and receive (or previously requested and received) a hard copy of the proxy materials. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “FOR” each of the nominees in Proposal No. 1, “FOR” Proposal Nos. 2 and 3, “FOR” “EVERY YEAR” on Proposal No. 4 and “FOR" Proposal Nos. 5, 6 and 7.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, applicable rules grant your broker discretionary authority (but do not require the broker) to vote on proposals deemed to be “routine” by the New York Stock Exchange (“NYSE”), Brokers do not have discretionary authority to vote on “non-routine” matters. As such, “broker non-votes” occur when a person holding shares in street name does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Whether a proposal is considered “routine” or “non-routine” is subject to the NYSE rules and final determination by the stock exchange. Even with respect to discretionary matters, some brokers may choose not to exercise discretionary voting authority. As a result, we urge you to direct your broker, bank or other nominee regarding how to vote your shares on all proposals to ensure that your vote is counted.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairperson of the meeting, or the holders of the majority of the voting power of the stock present or represented by proxy at the Annual Meeting and entitled to vote thereon, shall have power to adjourn or recess the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notices, the proxies and other soliciting materials, as applicable, proxies may be solicited on our behalf by directors, officers or employees of the Company, without additional remuneration, in person, by telephone or by email. Following the original mailing of the Notice, the proxies and other soliciting materials, as applicable, the Company will request that banks, brokers and other nominees forward copies of the Notice, the proxy and other soliciting materials, as applicable, to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it at any time prior to voting being concluded at the Annual Meeting. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, Annual Report or Proxy Statement, as applicable. We will promptly deliver a separate copy of the Notice, Annual Report or the proxy materials, as applicable, to you if you notify us by telephone at 972 (9) 957-6620, by mail at SolarEdge Technologies, Inc. at, 1 HaMada Street, Herziliya Pituach 4673335, Israel, or by email at investors@solaredge.com. You also may request additional copies of the Notice or the proxy materials, or for stockholders sharing an address that are currently receiving multiple copies, request a single copy of the Notice, Annual Report, or proxy materials, by notifying us in writing or by telephone at the same address, email address, or telephone number. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers, and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during the year ended December 31, 2022, we determined that all required reports have been properly and timely filed other than the following Form 4s, due to administrative errors and the fact that the Company’s headquarters in Israel work Sundays through Thursdays: five for Mr. Adest reporting late five transactions, three for Mr. Lando reporting late three transactions, two for Mr. Bechor reporting late two transactions, two for Mr. Faier reporting late two transactions, two for Mrs. Prishkolnik reporting late two transactions and one for Mr. Galin reporting late one transaction. The Company continues to take measures to prevent these delays in the future.

Stockholder Proposals for the 2024 Annual Meeting

Rule 14a-8 Proposals. Stockholder proposals for inclusion under Rule 14a-8 in the Company’s 2024 proxy statement for the proxy relating to our 2024 annual meeting of stockholders (the “2024 Annual Meeting”) must be received by the Company at the principal executive offices of the Company no later than the close of business on December 23, 2023. Such proposals also must comply with the other rules of the Securities and Exchange Commission relating to Rule 14a-8 stockholders’ proposals.

Advance Notice Proposals and Nominations. In addition, any stockholder seeking to bring business before the 2024 Annual Meeting outside of Rule 14a-8 of the Exchange Act or to nominate a director under the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”) must provide timely notice of such proposal of business or nomination to the Company’s Corporate Secretary. Specifically, written notice of any such proposed business or nomination (including information required under Rule 14a-19) must be delivered to the Company’s Corporate Secretary at our principal executive offices no earlier than the close of business on February 2, 2024, and no later than the close of business March 3, 2024.

In the event that the date of our 2024 Annual Meeting is more than 30 days before or more than 30 days after the anniversary date of our 2023 Annual Meeting of Stockholders, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2024 annual meeting and not later than the close of business on the later of the 90th day prior to the 2024 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

A stockholder’s notice to the Corporate Secretary of the Company must be in proper written form and must include the information and consents required by our Bylaws (including information required under Rule 14a-19) related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made, and each person whom the stockholder proposes to nominate for election as a director, or the business desired to be brought before the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company at 1 Hamada Street Herziliya, Israel, 4673335.

Directors’ Attendance at Annual Stockholder Meetings

The Company encourages members of its Board to attend its annual stockholder meetings. Five members of the Company’s Board attended the Company’s 2022 annual stockholder meeting.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and so far, as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote by telephone or via the Internet or by completing, dating, signing, and promptly returning the proxy card if you request and receive (or requested and received) a form of proxy, so that your shares may be represented at the meeting. Directions to the Annual Meeting can be obtained by contacting our Investor Relations department at investors@solaredge.com.

Where You Can Find More Information

The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We make available free of charge on or through our website, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements, and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT SOLAREDGE TECHNOLOGIES, INC., 1 HAMADA STREET, HERZILIYA PITUACH 4673335, ISRAEL, OR BY EMAIL AT INVESTORS@SOLAREDGE.COM.

APPENDIX A

Reconciliation of GAAP Net Income and Diluted EPS to NON-GAAP Net Income and Diluted EPS

U.S. dollars in thousands (except share and per share data)

	Reconciliation of GAAP to Non-GAAP Net income Year ended
	December 31, 2022	December 31, 2021
Net income (GAAP)	93,779	169,170
Revenues from finance component	(614)	(418)
Cost of product adjustment	4,314	----
Stock-based compensation	145,539	102,593
Amortization and depreciation of acquired assets	9,478	10,812
Loss (gain) from assets sale and disposal	(1,053)	(117)
Goodwill impairment and other operating expenses, net	117,941	1,350
Notes due 2025	2,916	2,903
Noncash interest	7,038	5,771
Unrealized gains (losses)	(170)	(541)
Currency fluctuation related to lease standard	(11,187)	2,007
Gain from sale of investment in privately held company	(7,719)	----
Uncertain tax positions	-	(9,007)
Deferred taxes	(9,067)	(11,639)
Net income (non-GAAP)	351,195	272,884

	Reconciliation of GAAP to Non-GAAP Net diluted earnings per share
	December 31, 2022	December 31, 2021
Net diluted earnings per share (GAAP)	1.65	3.06
Revenues from finance component	(0.01)	(0.01)
Cost of product adjustment	0.08	----
Stock-based compensation	2.43	1.77
Amortization and depreciation of acquired assets	0.16	0.19
Loss (gain) from assets sale and disposal	(0.02)	----
Goodwill impairment and other operating expenses, net	2.00	0.02
Notes due 2025	0.01	0.02
Noncash interest	0.12	0.10
Unrealized gains (losses)	-	(0.01)
Currency fluctuation related to lease standard	(0.19)	0.03
Gain from sale of investment in privately held company	(0.13)	-
Uncertain tax positions	-	(0.16)
Deferred taxes	(0.15)	(0.20)
Net diluted earnings per share (non-GAAP)	5.95	4.81

APPENDIX B-1

Declassification Amendment

Subject to approval by the requisite vote of stockholders of the Company, Section 5.2 of Article V of the Amended and Restated Certificate of Incorporation of SolarEdge Technologies, Inc. would be amended to read in their entirety as follows, with additions indicated by double underlining and deletions indicated by strikeouts:

Section 5.2 Classification.

(a)              ~~Effective upon the date of filing of this Amended and Restated Certificate of Incorporation (the “Effective Date”), the~~The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”)) shall be and are divided into three classes, ~~as nearly equal in number as possible,~~ with the terms of the class designated ~~Class I, Class II and~~ as the “Class III~~. Class I~~” directors ~~shall initially serve until the first~~expiring at the 2024 annual meeting of stockholders ~~following the Effective Date; Class II~~, the terms of the class designated as the “Class I” directors ~~shall initially serve until the second~~expiring at the 2025 annual meeting of stockholders ~~following the Effective Date; and Class III directors shall initially serve until the third,~~ and the terms of the class designated as the “Class II” directors expiring at the 2026 annual meeting of stockholders ~~following the Effective Date. Commencing with the first~~; provided that such division of directors into classes shall terminate upon the election of directors at the 2026 annual meeting of stockholders ~~following the Effective Date, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In~~. Each director elected by the stockholders at the 2024 annual meeting of stockholders and thereafter shall serve for a term expiring at the next succeeding annual meeting of stockholders. Directors shall hold office until their successors have been duly elected and qualified, subject however, to prior death, resignation, disqualification or removal from office. Until the election of directors at the 2026 annual meeting of stockholders, in case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned ~~as nearly equal as possible. The Board of Directors is authorized to assign members of~~in the manner determined by the Board of Directors ~~already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Effective Date~~.

(b)              Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the ~~remaining~~ directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. ~~Any~~Subject to the rights of the holders of any outstanding series of Preferred Stock, any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, provided, however, that, each director so chosen after the election of directors at the 2026 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)              Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any director~~, or the entire Board of Directors~~, may be removed ~~from office at any time, but only for cause and only~~ by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon (i) until the election of directors at the 2026 annual meeting of stockholders, only for cause and (ii) from and after the election of directors at the 2026 annual meeting of stockholders, with or without cause.

(d)              During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

APPENDIX B-2

Elimination of Supermajority Voting Requirements Amendment

Subject to approval by the requisite vote of stockholders of the Company, Sections 9.1 and 9.2 of Article IX of the Amended and Restated Certificate of Incorporation of SolarEdge Technologies, Inc. would be amended to read in their entirety as follows, with additions indicated by double underlining and deletions indicated by strikeouts:

Article IX

AMENDMENT

Section 9.1               Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation~~; provided, however, that except as otherwise provided in this Certificate of Incorporation and in addition to any requirements of law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, or adopt any provision inconsistent with Article IV, Article V, Article VI, Article VII, or this Article IX~~.

Section 9.2               Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of the holders of at least ~~66 2/3%~~a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, ~~Section 2.2, Section 2.10, Section 2.11, Article III, Article VI, Section 7.6 or Article X of~~ the Bylaws of the Corporation.

APPENDIX B-3

Federal Forum Selection for the Securities Act Claims Amendment

Subject to approval by the requisite vote of stockholders of the Company, Article XI of the Amended and Restated Certificate of Incorporation of SolarEdge Technologies, Inc. would be amended to read in their entirety as follows, with additions indicated by double underlining and deletions indicated by strikeouts:

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation ~~consents~~, in writing, selects or consents to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by current or former any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). In addition, unless the Corporation, in writing, selects or consents to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any complainant asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SOLAREDGE TECHNOLOGIES, INC. 1 HAMADA ST. HERZLIYA PITUACH 4673335 ISRAEL

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

HOW TO ACCESS PROXY MATERIALS ELECTRONICALLY OR SIGN UP FOR ELECTRONIC DELIVERY AND DONATE TO CONSERVATION INTERNATIONAL IN ONLY THREE EASY STEPS:

1. Go to www.proxyvote.com

2. Type in the 16-digit control number included on your enclosed voting card (in the box marked by the arrow) and click ‘Get Started’

3. On the upper right side, click on ‘Delivery Settings’

Proxy materials and other stockholder communications will be sent to the email address provided. E-delivery will begin with the next communication. Your enrollment will remain in effect as long as you are a stockholder and your email account is active or until you choose to cancel.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V06847-P87123	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SOLAREDGE TECHNOLOGIES, INC.
Company Proposals
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Marcel Gani	☐	☐	☐

	1b. Tal Payne	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

3.	Approval of, on an advisory and non-binding basis, the compensation of our named executive officers (the "Say-on-Pay" vote).	☐	☐	☐

The Board of Directors recommends a vote for EVERY YEAR with respect to Proposal 4:	Every Year	Every 2 Years	Every 3 Years	Abstain

4.	Vote, on an advisory and non-binding basis, on the preferred frequency of future stockholder advisory votes to approve the compensation of our named executive officers (the "Say-on-Frequency" vote). ☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

The Board of Directors recommends you vote FOR Proposals 5, 6 and 7:			For	Against	Abstain

5.	Approval of an amendment to the Company's certificate of incorporation to declassify the Board and phase-in annual director elections.		☐	☐	☐

6.	Approval of an amendment to the Company's certificate of incorporation to remove the supermajority voting requirements to amend certain provisions of the Company’s certificate of incorporation and bylaws.		☐	☐	☐

7.	Approval of an amendment to the Company's certificate of incorporation to add a federal forum selection provision for causes of action under the Securities Act of 1933.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature (Joint Owners)		Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held on June 1, 2023:
The 2023 Notice and Proxy Statement and 2022 Annual Report
are available at www.proxyvote.com.

V06848-P87123

SOLAREDGE TECHNOLOGIES, INC.
Hamada 1
Herzliya Pituach, Israel
Annual Meeting of Stockholders
June 1, 2023, 9:00 a.m. EST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Zvi Lando and Rachel Prishkolnik, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of SolarEdge Technologies, Inc., to be held at 200 Park Ave,New York, NY 10166, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side.)

2023 Annual Meeting and Proxy Statement

solaredge